UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

International Paper Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6400 Poplar Avenue

Memphis, Tennessee 38197

MARK S. SUTTON

Chairman of the Board and Chief Executive Officer

April 2016

Dear Shareowner:

Thank you for your continued support. You are invited to join us for this year’s Annual Meeting of Shareowners, which will be held on May 9, 2016, at the Company’s headquarters in Memphis, Tennessee. This is a good opportunity to learn more about International Paper and to participate in decisions affecting the company. Whether or not you are able to attend, I encourage you to review the enclosed materials and vote your shares.

In addition to the proxy statement, we have provided copies of the International Paper Company Overview and 2015 Annual Performance Review (our Annual Report), which include updates on our commitment to maintain strong relationships with customers, operate safely, responsibly, and sustainably, develop our people and strengthen the communities where we live and work.

In 2015, we generated record return on invested capital, sustained strong free cash flow and achieved our highest adjusted earnings per share in 20 years. We returned more cash to our shareowners with a 10 percent increase in our annual dividend, our fourth consecutive double-digit percentage increase. We continued our multi-year share buyback program, purchasing more than $500 million of shares in 2015. We also completed the sale of our 55 percent equity stake in Sun Paper to our joint venture partner in China, which removed $400 million in debt from our balance sheet. We continue to repay debt and make strategic investments in long-term projects as part of our global strategy to position the Company for future profitable growth.

A large part of our success can be attributed to the guidance of International Paper’s Board of Directors. During the last several years, we have assembled a diverse group of experienced directors who bring a wide range of skills and global expertise to our boardroom. The combination of backgrounds and experiences enhances the quality of our Board’s deliberations and decisions. Each of our current directors has been nominated for re-election at the annual meeting.

We made good progress in 2015 and are confident that our balanced portfolio, strategic positioning, strong leadership and engaged employees will continue delivering value for our shareowners.

On behalf of the Board of Directors and our 55,000 colleagues around the world, thank you for your support and ownership.

Sincerely,

Mark S. Sutton

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

To the Owners of Common Stock of International Paper Company:

Date:	Monday, May 9, 2016
Time:	11:00 a.m. CDT
Place:	International Paper Company Headquarters
Tower IV, 1740 International Drive
Memphis, Tennessee 38119

Items of Business:	Company Proposals:

☐ Item One: Elect the 12 nominees named in the attached proxy statement as directors for a one-year term.

☐ Item Two: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

☐ Item Three: Vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed under the heading “Compensation Discussion & Analysis.”

Consider any other business properly brought before the meeting.

Record Date:	March 15, 2016. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date, are entitled to vote at the meeting.

By order of the Board of Directors,

SHARON R. RYAN

Senior Vice President, General Counsel and

Corporate Secretary

April 7, 2016

PROXY STATEMENT

2016 Annual Meeting of Shareowners

Information About Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by International Paper Company on behalf of the Board of Directors for the 2016 Annual Meeting of Shareowners. Distribution of this proxy statement and proxy form is scheduled to begin on or about April 7, 2016.

The 2016 annual meeting will be held on Monday, May 9, 2016, at 11:00 a.m. CDT at International Paper Company Headquarters, Tower IV, located at 1740 International Drive in Memphis, Tennessee, 38119.

At the 2016 annual meeting, shareowners will vote on the following matters, as well as any other business properly brought before the meeting:

■	Item One: Elect the 12 nominees named in this proxy statement as directors for a one-year term. The Board recommends a vote FOR each of the nominees.

■	Item Two: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. The Board recommends a vote FOR this proposal.

■	Item Three: Vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed under the heading “Compensation Discussion & Analysis.” The Board recommends a vote FOR this proposal.

Information about these items may be found beginning on page 6 of this proxy statement.

Shareowners of record of International Paper common stock at the close of business on March 15, 2016, the record date, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the 2016 annual meeting and at any adjournment or postponement of the annual meeting. There were 411,159,882 common shares outstanding on March 15, 2016. Each common share is entitled to one vote on each matter to be voted on at the 2016 annual meeting.

A list of shareowners as of the record date will be available for inspection and review upon request of any shareowner to the Corporate Secretary at the address on page 5 of this proxy statement. We will also make the list available at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on May 9, 2016:

This proxy statement, a form of proxy and our annual report are available for viewing and printing at the following Web site: materials.proxyvote.com/460146

Vote by telephone

If you choose to vote by telephone, you may call the toll-free number on your proxy card. You will need to have the 16-digit control number printed on your proxy card.

Vote on the Internet

If you choose to vote via the Internet, follow the instructions for accessing the Web site on your proxy card. You will need to have the 16-digit control number printed on your proxy card.

Vote by mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage prepaid envelope that was included with the proxy card.

Voting Procedures and Annual Meeting Attendance

How many votes must be present to hold the annual meeting?

Holders of International Paper common stock, present in person or represented by proxy, representing one-third of the number of votes entitled to be cast upon any proposal to be considered at the meeting (at least 137,053,294 votes) are required to hold the 2016 annual meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the annual meeting. Shares held of record and represented by proxy cards marked “abstain,” or returned without voting instructions, will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied. In addition, if you hold shares through a bank or brokerage account, your shares will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied, even if you do not provide voting instructions to your bank or brokerage firm.

We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have enough votes to hold the meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the 2016 annual meeting and vote in person.

How do I vote my shares?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by telephone, on the Internet or by attending the meeting and voting in person. In addition, you may vote by mail using the enclosed proxy card.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you have the right to direct your bank or broker how to vote your shares. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. If you want to vote in person at the annual meeting, you must obtain and bring a power of attorney or proxy from your broker, bank or other holder of record authorizing you to vote.

If I hold shares in the International Paper Company Savings Plan, how do I vote my shares?

If you hold shares in the International Paper Company Savings Plan, you may instruct the trustee, State Street Bank and Trust Company, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card included with this mailing or by providing voting instructions by telephone or on the Internet as explained on the voting instruction card. If you do not return the proxy/voting instruction card or provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

How do I attend the annual meeting?

All shareowners as of the record date, March 15, 2016, or their duly authorized proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on your proxy card or via the Internet (www.proxyvote.com) to tell us that you plan to attend. You will be asked for photo identification in order to be admitted.

If you hold your shares in street name and you decide to attend, you must bring to the annual meeting a copy of your bank or brokerage statement evidencing your ownership of International Paper common stock as of the record date.

Shareowners must bring proof of ownership and valid photo identification in order to be admitted to the meeting.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time at or before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy through any of the following means:

•

by casting a new vote by telephone or on the Internet prior to the annual meeting, or by properly completing and signing another proxy card with a later date and returning the proxy card prior to the annual meeting;

•	giving written revocation to our Corporate Secretary prior to the annual meeting directed to the address on page 5 of this proxy statement, or at the meeting; or

•	voting in person at the annual meeting.

You must obtain a ballot and vote at the annual meeting to revoke your proxy.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record prior to the annual meeting or by voting in person at the annual meeting pursuant to a power of attorney or proxy from your bank or broker.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you are a registered shareowner and you return a signed proxy card without indicating your vote, your shares will be voted as follows:

•	for the Company’s proposal to elect the 12 nominees named in this proxy statement to the Company’s Board of Directors in Item 1;

•	for the Company’s proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2016 in Item 2; and

•	for the Company’s proposal to approve the compensation of our named executive officers in Item 3.

If you are a registered shareowner and you do not return a proxy card or vote at the annual meeting, your shares will not be voted and will not count toward the quorum requirement to hold the annual meeting.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be counted toward the quorum requirement for the annual meeting. The failure to instruct your bank or broker how to vote will have one of three effects on the proposals for consideration at the annual meeting, depending upon the type of proposal. For all items to be voted on, other than Item 2 to ratify our independent registered public accounting firm for 2016, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes. For Item 2, however, the broker may vote your shares at its discretion. For Item 1, a broker non-vote will have no effect on the outcome of the election of directors. For Item 3, a broker non-vote will have the same effect as a vote against the proposal.

If you hold shares in the International Paper Company Savings Plan and you do not provide voting instructions, the trustee will vote your shares at its discretion.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees, unless in accordance with law.

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Guidelines state that directors are expected to attend our annual meeting.

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person, without compensation. We have hired Alliance Advisors, LLC to solicit proxies for an estimated fee of approximately $27,000, plus expenses.

What is householding?

We have adopted “householding,” a procedure by which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2015 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. To request separate copies of our proxy statements or annual reports, either now or in the future, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (866) 540-7095. You may also submit your request on our Web site, www.internationalpaper.com, under the “Investors” tab at the top of the page and then under the “Financial Requests” link.

How do I change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future annual reports and proxy statements or if you currently receive multiple copies of our annual report and proxy statement and would like to receive a single copy, please send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept.

51 Mercedes Way

Edgewood, NY 11717

or call (800) 542-1061

Communicating with the Board

How do I communicate with the Board?

You may communicate with our entire Board, the Chairman, the independent directors as a group, the Presiding Director, or any one of the directors by writing to Ms. Sharon R. Ryan, Senior Vice President, General Counsel, and Corporate Secretary, at the address set forth to the right. Ms. Ryan will forward all communications relating to International Paper’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate director(s).

In addition, as described in detail under “Board Oversight of the Company,” our Global Ethics and Compliance office has a HelpLine that is available 24 hours a day, seven days a week, to receive calls, e-mails, and letters to report a concern or complaint, anonymous or otherwise.

Direct all Board correspondence to:

Corporate Secretary

International Paper

6400 Poplar Avenue

Memphis, TN 38197

Allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded to the chair of our Audit and Finance Committee. Such matters are investigated and responded to in accordance with the procedures established by our Audit and Finance Committee.

How do I submit director nominations or a shareowner proposal for possible inclusion in the proxy statement for the 2017 Annual Meeting?

We recently amended our By-Laws to include a proxy access provision. Under our By-Laws, shareholders who meet the requirements set forth in our By-Laws may submit director nominations for inclusion in our proxy materials. Proxy access nominations for the 2017 annual meeting must be provided to the Corporate Secretary at the address listed above no earlier than November 8, 2016, and no later than December 8, 2016, and must meet all the requirements set forth in our By-Laws.

If you wish to submit another type of shareowner proposal for possible inclusion in the 2017 proxy statement, you must submit your proposal so that we receive it by December 8, 2016. Proposals should be sent to the Corporate Secretary at the address listed above and must be in compliance with SEC rules, including Rule 14a-8.

How do I nominate a candidate for director or raise other business at the 2017 Annual Meeting?

Shareholder nominations for directors or proposals for other business that are not to be included in the proxy statement may be submitted to the Corporate Secretary at the address listed above. Our By-Laws require that such nominations and other proposals be received between January 9, 2017, and February 8, 2017, and require other information that must be provided.

Our By-Laws are available at www.internationalpaper.com, under the “Company” tab at the top of the page followed by the “Leadership” link and then the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Matters to be Acted upon at the 2016 Annual Meeting

Company Proposals

Item 1 — Company Proposal to Elect 12 Directors

The Board of Directors currently consists of 12 members. Each of the 12 current directors has been nominated by the Board for re-election by shareowners at the annual meeting. Information about these nominees may be found on pages 8-10 of this proxy statement. All 12 nominees, if elected, will hold office until the earlier of:

(i)	our 2017 annual meeting and the date a qualified successor has been elected, or
(ii)	death, resignation or retirement.

There are no other nominees competing for their seats on the Board. Under our Restated Certificate of Incorporation, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee. “Abstentions” and broker non-votes will have no effect on the vote.

Majority vote for directors:

Each director must receive a majority of votes cast “for” his or her election.

If a director does not receive a majority of votes cast “for” his or her election, he or she must submit a letter of resignation, and the Board, through its Governance Committee, will decide whether to accept the resignation.

We do not know of any reason why any nominee would be unable to, or for good cause would not, serve as a director if elected. If, prior to the election, a nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, or the Board may reduce its size.

Our Board of Directors unanimously recommends that you vote FOR each of the following nominees:

•	David J. Bronczek
•	William J. Burns
•	Ahmet C. Dorduncu
•	Ilene S. Gordon
•	Jay L. Johnson
•	Stacey J. Mobley
•	Joan E. Spero
•	Mark S. Sutton
•	John L. Townsend, III
•	William G. Walter
•	J. Steven Whisler
•	Ray G. Young

Item 2 — Company Proposal to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2016

Our Board of Directors has ratified the selection of Deloitte & Touche LLP (“Deloitte & Touche”) by our Audit and Finance Committee to serve as the Company’s independent registered public accounting firm for 2016. We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, the affirmative vote of a majority of a quorum at the annual meeting is required.

You may vote “for” or “against” the ratification of the selection of our independent registered public accounting firm, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this proposal because they are considered votes present for purposes of a quorum on the vote.

There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareowners for ratification because we value our shareowners’ views on the Company’s independent registered public accounting firm. Our Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but is not bound by the shareowners’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareowners.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2016.

Item 3 — Company Proposal to Vote on a Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers

Our Board of Directors is seeking your approval of the compensation of our Named Executive Officers (“NEOs”), as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including in the Compensation Discussion & Analysis, related compensation tables and narrative disclosure. This vote is non-binding. To approve this proposal, the affirmative vote of a majority of a quorum at the annual meeting is required.

You may vote “for” or “against” this proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this proposal because they are considered votes present for purposes of a quorum on the vote.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 3. Broker non-votes will have the same effect as a vote against this proposal.

Our Board seeks your approval of the compensation of our NEOs, who are listed in the Summary Compensation Table on page 64 of this proxy statement. Information describing the compensation of our NEOs is provided in the Compensation Discussion & Analysis section, the accompanying tables and narrative contained in this proxy statement beginning on page 31.

Our Board asks shareowners to approve the following (non-binding) advisory resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion & Analysis, the related compensation tables and narrative disclosure, is hereby approved.”

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.

Board of Directors

Directors Standing for Election — Term Expiring in 2017

The following 12 individuals are nominated for election at the 2016 annual meeting. Each of these nominees is standing for election to serve a term that will expire in 2017.

David J. Bronczek, 61, president and chief executive officer of FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation, since February 2000. Mr. Bronczek started with FedEx in 1976 and, prior to being named president, served as executive vice president and chief operating officer of FedEx Express. He also serves on the Strategic Management Committee of FedEx Corporation. A native of Cleveland, Ohio, Mr. Bronczek graduated from Kent State University. Mr. Bronczek was appointed by former President George W. Bush to the National Infrastructure Advisory Council. He is a member of the Board of Governors of the International Air Transport Association (IATA); a board member for Airlines for America; a member of the Board of Governors for National Safe Kids Campaign; and a board member for the Smithsonian’s National Air and Space Museum. He is also a member of Memphis Tomorrow. Director since October 9, 2006.

William J. Burns, 59, president of the Carnegie Endowment for International Peace, the oldest international affairs think tank in the United States, since February 2015. He served in the U.S. Department of State as Deputy Secretary of State from July 2011 to November 2014, as Under Secretary for Political Affairs from 2008 to July 2011, and as Ambassador to Russia from 2005 to 2008, among many other posts during his 33 years in the Foreign Service. He earned a bachelor’s degree in history from LaSalle University and a master’s degree and doctorate in international relations from Oxford University, where he studied as a Marshall Scholar. He speaks Russian, Arabic and French. Director since February 11, 2015.

Ahmet C. Dorduncu, 62, chief executive officer of Akkök Group, a financial and industrial conglomerate located in Turkey, since January 2013. Mr. Dorduncu served as chief executive officer of Sabanci Holding, another financial and industrial conglomerate located in Turkey, from 2005 to 2010. He also served from 2006 to 2010 as chairman of the board of Olmuksa, then an industrial packaging business joint venture between Sabanci Holding and International Paper. Sabanci Holding is the parent company of the Sabanci Group, a leading Turkish financial and industrial company. Director since March 6, 2011.

Ilene S. Gordon, 62, chairman, president and chief executive officer of Ingredion Incorporated (formerly Corn Products International, Inc.), a publicly traded global ingredient solutions company, since May 2009. Ms. Gordon is also a member of the board of directors of Ingredion Incorporated and World Business Chicago, a not-for-profit economic development organization. Ms. Gordon previously served as president and chief executive officer of Rio Tinto’s Alcan Packaging, a multinational company engaged in the production of flexible and specialty packaging, from 2007 until 2009, and in various senior executive roles at Alcan Packaging and its affiliate and predecessor companies from 1999 until 2007. Prior to 1999, Ms. Gordon was employed for 17 years with Tenneco Inc., a conglomerate, in a variety of management positions, including vice president and general manager leading its folding carton business. Additionally, during the past five years, Ms. Gordon served on the board of directors of Arthur J. Gallagher & Co., a publicly traded international insurance brokerage and risk management business. Director since October 1, 2012.

Jay L. Johnson, 69, retired as chairman and chief executive officer of General Dynamics Corporation, a publicly traded manufacturer of worldwide defense, aerospace, and other technology products, in December 2012. He served as its chairman from May 2010 and as its chief executive officer from July 2009. He served on its board of directors from 2003 to December 2012. From 2000 to 2008, he served in various senior executive roles at Dominion Resources Inc., a publicly traded energy company, including as chief executive officer of Dominion Virginia Power. Prior to 2000, he had a distinguished 32-year career in the U.S. Navy. He retired as an admiral in July 2000, after serving as chief of naval operations and a member of the Joint Chiefs of Staff since 1996. He is a director of the USAA, the U.S. Naval Academy Foundation, and The Peregrine Fund. Director since October 1, 2013.

Stacey J. Mobley, 70, retired in June 2008 as senior vice president, chief administrative officer and general counsel of DuPont, a global science company, and a member of DuPont’s office of the chief executive. Mr. Mobley was with DuPont for 35 years and had senior management responsibility for legal and governmental affairs. From November 2008 until June 2015, Mr. Mobley served as senior counsel, Dickstein Shapiro LLP, a multi-service law firm. He is a director of Nuclear Electric Insurance Ltd. and HP Inc. (formerly Hewlett-Packard Company), and serves as chairman of the board of trustees of Howard University. He previously served as a director of Hewitt Associates Inc. (through October 2010) and Wilmington Trust Company (through April 2010). Director since July 7, 2008.

Joan E. Spero, 71, an adjunct senior research scholar at Columbia University’s School of International and Public Affairs since November 2010. Ms. Spero is also a member of the board of directors of Citigroup and International Business Machines Corporation. Ms. Spero previously served as Undersecretary of State for Economic, Business and Agricultural Affairs of the U.S. Department of State from 1993 until 1996, and as Ambassador to the United Nations for Economic and Social Affairs of the U.S. Department of State from 1980 until 1981. Ms. Spero held various leadership positions at American Express Company from 1981 until 1993, served as president of the Doris Duke Charitable Foundation from 1997 to 2008, and was a visiting scholar at the Foundation Center from 2009 until 2010. Additionally, during the past five years, Ms. Spero served on the board of directors of ING Groep N.V. Ms. Spero is a trustee of the International Center for Transitional Justice and the Wisconsin Alumni Research Foundation, and a trustee (emeritus) of Columbia University, Amherst College, the Brookings Institution, and the Council on Foreign Relations. Director since June 10, 2011.

Mark S. Sutton, 54, chairman (since January 1, 2015) & chief executive officer (since November 1, 2014) of International Paper. Mr. Sutton previously served as president & chief operating officer from June 1, 2014, to October 1, 2014, senior vice president – industrial packaging from November 2011, to May 31, 2014, senior vice president – printing and communications papers of the Americas from 2010 until 2011, senior vice president – supply chain from 2008 to 2009, vice president – supply chain from 2007 until 2008, and vice president – strategic planning from 2005 until 2007. Mr. Sutton joined International Paper in 1984. Mr. Sutton serves on the board of directors of Memphis Tomorrow and board of trustees for the New Memphis Institute. Director since June 1, 2014.

John L. Townsend, III, 60, retired managing partner and chief operating officer of Tiger Management, LLC, an investment management business, a position he held from 2010 to 2012. From 2012 to 2015, Mr. Townsend served as senior advisor to Tiger Management, LLC. Mr. Townsend is also a member of the Riverstone Group, a private investment fund. Mr. Townsend was previously employed by Goldman Sachs & Co. from 1987 to 2002 and was a general partner from 1992 to 1999 and a managing director from 1999 to 2002. Mr. Townsend is a director of The Heritage Group, an industrial conglomerate. Additionally, during the past five years, Mr. Townsend served on the board of directors of Belk, Inc., a department store retailer. Director since March 13, 2006.

William G. Walter, 70, retired chairman of FMC Corporation, an agriculture, specialty and industrial chemical company, a position he held from 2001 to September 2010. Mr. Walter also served as FMC’s president and chief executive officer from 2001 until December 2009. Mr. Walter served as executive vice president of FMC Corporation from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of the New York Life Insurance Company. Director since January 1, 2005.

J. Steven Whisler, 61, retired as chairman and chief executive officer of Phelps Dodge Corporation, an international mining company, upon its merger with Freeport-McMoRan Inc. in March 2007. Mr. Whisler served as chairman and chief executive officer of Phelps Dodge Corporation from May 2000 until March 2007, and served on the board of Phelps Dodge Corporation from 1995 through March 2007. Mr. Whisler is a director of CSX Corporation and the Brunswick Corporation. He is also a director of the C.M. Russell Museum. Director since December 11, 2007.

Ray G. Young, 54, executive vice president and chief financial officer of Archer-Daniels-Midland Company (“ADM”), with responsibility for oversight of ADM’s business in Asia. ADM is a publicly traded company and one of the largest agricultural processers and food ingredients companies in the world, and Mr. Young has been its chief financial officer since December 2010. Prior to joining ADM, he was employed at General Motors Company (“GM”), a publicly traded company and producer of vehicles throughout the world, from 1986 to 2010. At GM and its affiliates, he served in various senior executive roles, including as its president of the Mercosur Region from 2004 to 2007, its chief financial officer from 2008 to 2009 and its vice president, International Operations, based in China, in 2010. He currently serves on the boards of the U.S. China Business Council and the American Cancer Society Lakeshore Division. He completed his bachelor’s degree in business administration at the Ivey School of Business at the University of Western Ontario and his master’s degree in business administration at the University of Chicago. Director since October 1, 2014.

Information About Corporate Governance

Director Qualifications and Experience

Director Qualification Criteria and Experience

Our Board has adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate incumbent directors being considered for re-election at each annual meeting, as well as to evaluate director candidates. The Governance Committee of our Board is responsible for evaluating each director candidate, and for recommending qualified director nominees for election to the Board. We seek candidates with ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Governance Committee also considers whether each candidate demonstrates the following:

•	Commitment to the Company’s mission and purpose, and loyalty to the interests of the Company and its shareholders;

•	Ability to exercise objectivity and independence in making informed business decisions;

•	Willingness and commitment to devote the extensive time necessary to fulfill his/her duties;

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Ability to communicate effectively and collaboratively with other Board members to contribute effectively to the diversity of perspectives that enhances Board and Committee deliberations and decision-making; and

•	Skills, knowledge and expertise relevant to the Company’s business.

Director Nomination Procedures

Shareowners may submit recommendations for director candidates to the Governance Committee by writing to the Corporate Secretary. The candidates should meet the director qualifications criteria described above. The Governance Committee applies the same criteria in evaluating candidates recommended by shareowners as those from other sources. If a shareowner would like to nominate a director candidate, the shareowner must follow the procedures set forth in our By-Laws, including the deadline to make such nominations. See “Communicating with the Board” above.

Diversity of Our Directors

Our Board and the Governance Committee have assembled a Board comprised of experienced directors who are currently, or have recently been, leaders of major companies and institutions, are independent thinkers and have a diverse range of expertise and skills that they bring to the boardroom. The Board, through its Governance Committee, seeks directors with a mix of backgrounds, experiences and tenure that will enhance the quality of its deliberations and decisions, and provide a blend of institutional knowledge and fresh perspective. The criteria considered by the Board and the Governance Committee include a person’s skills, current and previous occupations, other board memberships and professional experiences in the context of the needs of the Board. The Governance Committee Charter specifically directs the Committee to seek qualified candidates with diverse backgrounds, including but not limited to, such factors as race, gender, and ethnicity. The satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Governance Committee and the Board, as well as through the Board’s annual self-evaluation process.

Our Board believes that its membership should include individuals with a diverse background in the broadest sense, and is particularly interested in maintaining a mix of skills and experience that includes the following:

Our Director Qualification Criteria and Independence Standards may be found at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link.

Specific Qualifications and Experience of Our Directors

We describe below for each director nominee the specific experience, qualifications, attributes or skills that led our Board to conclude that such person should serve as a director of the Company in light of the Company’s business.

Director	Significant Experience	Rationale

David J. Bronczek	• Current CEO • International Operations • Environment, Sustainability, Public Policy • Strategic Planning • Supply Chain • Technology • Marketing	As President and CEO of FedEx Express, a subsidiary of FedEx Corporation, Mr. Bronczek brings critical business insight to a large, diversified company with international operations. Mr. Bronczek has served in many capacities at FedEx Corporation, beginning his career in operations in 1976. His experience includes serving as senior vice president of Europe, the Middle East and Africa (EMEA), which is a region of strategic importance to International Paper.

William J. Burns	• Environment, Sustainability, Public Policy • International Operations • Strategic Planning	Ambassador Burns’ service as Deputy Secretary of State in the U.S. State Department, Under Secretary for Political Affairs and Ambassador to Russia, as well as numerous other posts during his 33 years in the Foreign Service, brings a unique and valuable perspective to the Board. His extensive public policy experience, both domestic and international, is valuable particularly in considering a broad range of strategic and tactical business matters. His current position as President of the Carnegie Endowment for International Peace, the oldest international affairs think tank, further strengthens his international management and public policy expertise.

Director	Significant Experience	Rationale

Ahmet C. Dorduncu	• Current CEO • Manufacturing • International Operations • Finance, Accounting • Strategic Planning • Environment, Sustainability, Public Policy • Supply Chain • Technology • Marketing	As CEO of Akkök Group and retired chairman and CEO of Sabanci Holding, two leading financial and industrial conglomerates, Mr. Dorduncu brings vast experience in international operations for a non-U.S. manufacturing company. He also has financial expertise that adds to the strength of our Board. His knowledge of regions of key importance to the Company brings even greater perspective to our Board.

Ilene S. Gordon	• Current CEO • Manufacturing • International Operations • Diversity • Environment, Sustainability, Public Policy • Finance, Accounting • Strategic Planning • Supply Chain • Technology • Marketing	As chairman, CEO and president of Ingredion Incorporated (formerly Corn Products International, Inc.), Ms. Gordon brings senior management expertise and leadership capabilities, as well as broad understanding of the operational, financial and strategic issues facing public companies. Her previous experience at Rio Tinto’s Alcan Packaging includes manufacturing, supply chain and marketing. She has experience with operations overseas, including South America, Asia Pacific and Europe. Ms. Gordon also brings strong financial expertise to our Board.

Jay L. Johnson	• Former CEO • Manufacturing • International Operations • Environment, Sustainability, Public Policy • Finance, Accounting • Strategic Planning • Technology • Supply Chain	Having served as chairman and CEO of General Dynamics Corporation and CEO of Dominion Virginia Power, Admiral Johnson is an experienced business leader who brings strong financial expertise and global business acumen to our Board. He also brings strong leadership and management skills as a result of his distinguished 32-year military career. In addition, Admiral Johnson’s prior positions as a public company director provide him with a deep understanding of public company governance.

Stacey J. Mobley	• Manufacturing • Legal • International Operations • Environment, Sustainability, Public Policy • Diversity • Strategic Planning • Supply Chain	Having served with DuPont for 35 years, including senior management responsibility for legal and government affairs, Mr. Mobley brings a deep understanding of legal compliance and oversight of a diversified, publicly traded company. Mr. Mobley’s service on other public company boards allows him to bring current insight into governance and other significant issues facing public companies. These experiences give Mr. Mobley a strong background upon which to draw as a member of our Board.

Joan E. Spero	• Environment, Sustainability, Public Policy • Finance, Accounting • Strategic Planning • Diversity • Marketing	Having served in various positions with the U.S. Department of State, Ms. Spero brings government relations depth and perspective to the Board, which is critical as we work constructively with governments around the world. Ms. Spero also served in leadership positions at American Express and, as a result, brings business insight to a large, diversified company with international operations. Her service on other public company boards gives her experience with corporate governance issues and a broad range of strategic and tactical business matters.

Director	Significant Experience	Rationale

Mark S. Sutton	• Current CEO • Manufacturing • International Operations • Environment, Sustainability, Public Policy • Finance, Accounting • Strategic Planning • Supply Chain • Technology • Marketing	Mr. Sutton has been with International Paper his entire 30+-year career and served in various senior leadership roles, most recently as president and chief operating officer, as well as senior vice president — Industrial Packaging. He has also served as the senior leader of Printing and Communications Papers, supply chain, corporate strategic planning, as well as leading packaging operations in Europe, Middle East and Africa. As a result, Mr. Sutton was instrumental in the transformation of the Company over the last decade. He brings deep experience and institutional knowledge to the Board and management in his roles as chairman and CEO.

John L. Townsend, III	• Finance, Accounting • Strategic Planning	Mr. Townsend brings strong financial acumen to our Board with his recent experience working with private investment funds, as well as his previous experience as general partner and managing director for Goldman Sachs & Co. Mr. Townsend’s financial background, experience with the investment community and knowledge of financial markets make him well qualified to serve as a member of our Board.

William G. Walter	• Former CEO • Manufacturing • International Operations • Finance, Accounting • Strategic Planning • Technology • Marketing	Mr. Walter is an experienced business leader, having served from 2001 to 2009 as chairman and CEO of FMC Corporation, a large, publicly traded, manufacturing company with international operations. Mr. Walter continued to serve as FMC’s chairman through September 2010. Mr. Walter brings senior management experience, leadership capabilities, strong financial knowledge and business acumen to our Board.

J. Steven Whisler	• Former CEO • Manufacturing • International Operations • Environment, Sustainability, Public Policy • Finance, Accounting • Strategic Planning • Supply Chain	Mr. Whisler served as chairman and CEO of Phelps Dodge Corporation, a large, publicly traded, manufacturing company with international operations, prior to its acquisition in March 2007. He also served as general counsel of Phelps Dodge and, as a result, has a deep understanding of the governance, compliance and regulatory issues facing public companies. His service on other public company boards further augments his range of knowledge and allows him to draw on various perspectives and viewpoints in his role as our Presiding Director.

Ray G. Young	• Current CFO • Finance, Accounting • International Operations • Diversity • Manufacturing • Strategic Planning • Supply Chain • Technology	As executive vice president and chief financial officer of Archer Daniels Midland (“ADM”), a large, publicly traded company, Mr. Young brings strong financial expertise and strategic acumen to the Board. In addition to his experience at ADM, he also served in various executive roles at General Motors Company for over twenty years, and as a result, has a deep knowledge of global manufacturing operations.

Board Leadership & Corporate Governance Practices

Board Leadership Structure

Our Board believes that the Company and its shareowners are best served by having the flexibility to determine the right leadership structure for the Company at any given point in time, taking into consideration the current business environment and shareholder landscape. We currently combine the role of Chairman and CEO and believe this is the most effective leadership structure for the Company at this time. When Mr. Sutton was appointed as CEO in 2014, the Board evaluated whether continuing to combine the role of Chairman and CEO was in the best interests of the Company and the shareowners. The Board concluded that maintaining the combined position of Chairman and CEO is appropriate to further strengthen the Company’s governance structure by promoting unified leadership and direction for the Company, fostering accountability and allowing for a single, clear focus for management to execute the Company’s strategy and business plans.

As a counterbalance, we have an independent Presiding Director, J. Steven Whisler, whose role and responsibilities provide strong independent leadership in the boardroom. The authority and duties of our independent Presiding Director are set forth in the Corporate Governance Guidelines and provided below.

Role of the Presiding Director

The Presiding Director is elected each year by the independent directors for a term of not less than one year. The Presiding Director has authority to call meetings of independent directors. He may consult and directly communicate with certain shareowners if requested. The duties of the Presiding Director include:

•	Determining a schedule and agenda for regular executive sessions in which independent directors meet without management present, and presiding over these sessions;

•	Presiding over meetings of the Board in the event the Chairman is not present;

•	Serving as liaison between the Chairman and independent directors;

•	Approving agendas of the Board and meeting schedules to assure there is ample discussion time;

•	Approving information sent to the Board; and

•	Organizing the process for evaluating the performance of the Chairman and CEO not less than annually in consultation with the Management Development and Compensation Committee.

The Board considers its own leadership structure as part of the Company’s succession planning process. The Board will continue to evaluate this structure going forward in light of factors and considerations prevailing at the time to determine whether a combined CEO and Chairman role is in the best interests of the Company and its shareholders.

Commitment to Sound Corporate Governance Principles

We believe good corporate governance is critical to achieving business success and serves the best interests of our shareowners. Our Board has adopted Corporate Governance Guidelines that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareowners. Our Board regularly reviews its Corporate Governance Guidelines and committee charters and makes changes from time to time to reflect developments in the law and the corporate governance area. Our Restated Certificate of Incorporation permits the size of our Board to range from nine to 18 members. Currently, the size of our Board is 12 members. Our Board maintains four standing committees, as well as an Executive Committee, which is comprised of the chairs of each of the standing committees.

Adoption of Proxy Access

On February 9, 2016, our Board of Directors adopted a proxy access By-Law that permits stockholders owning 3 percent or more of our common stock for at least three years to nominate the greater of two directors or up to 20 percent of the board, and include these nominees in our proxy materials. The number of stockholders who may aggregate their shares to meet the ownership threshold is limited to 20. Nominations are subject to the eligibility, procedural and disclosure requirements set forth in the By-Laws.

Our By-Laws are available at www.internationalpaper.com, under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Our Corporate Governance Guidelines and our Board committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary at the address on page 5 of this proxy statement.

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

Board of Directors’ Policies and Practices

Annual Board and Committee Self Assessment

•	In accordance with a procedure established by the Governance Committee, our Board conducts an annual self assessment of its own and its committees’ performance.

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The assessment is based on individual interviews with each independent director, conducted by the General Counsel. Separately, an assessment of individual Board members is conducted by the Governance Committee and the Chairman of the Board prior to their nomination for election by shareowners, in accordance with the Director Qualification Criteria and Independence Standards discussed above.

Board, Committee and Annual Meeting Attendance

•	The Board met 10 times during 2015, with an average attendance rate of 95 percent.

•	Each director attended 75 percent or more of the aggregate number of meetings of the Board and committees on which he or she served.

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As expected by our Corporate Governance Guidelines, all directors but one were in attendance at the 2015 annual meeting. The director who did not attend was absent due to the death of an immediate family member.

Executive Sessions of Non-Management and Independent Directors

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After each regularly scheduled face-to-face meeting and, if needed, after telephonic meetings, non-management and independent directors of our Board meet in executive session without management present, chaired by the Presiding Director.

•	If non-management directors are not independent, then the Presiding Director will also chair an executive session of independent directors at least once annually.

•	In 2015, executive sessions were held at every regularly scheduled face-to-face Board meeting.

•	Independent directors may engage, at the Company’s expense, independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management approval.

Orientation and Continuing Education

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Our new directors participate in a director orientation that includes written materials and presentations by Company employees who are subject matter experts, as well as meetings with senior management, our independent registered public accounting firm and both the Company’s and the Management Development and Compensation Committee’s compensation consultants.

•	New directors visit several of our facilities and meet with employees.

•	Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts.

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Directors are also offered the opportunity to attend director education programs provided by third parties. From time to time, directors attend meetings of Company officers, and, at each Board meeting, they meet informally and formally with senior leaders of the Company.

Mandatory Retirement Policies

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Our Board has a mandatory retirement policy for non-employee directors, under which a non-employee director is required to retire from our Board effective December 31 of the year in which he or she attains the age of 72.

•	No director was required to retire under this policy during 2015. Joan E. Spero, who has served on our Board since 2011, will retire under this policy in December 2016.

•	In addition, we have a mandatory retirement policy for CEOs, under which our CEO is required to retire as CEO effective on the first day after the month in which he or she attains the age of 65.

Resignation Policies

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We have two policies relating to director resignation. The first applies when a director has a substantial change in his or her principal occupation, and the second applies in relation to a director who does not receive a majority of shares voted in favor of his or her election. We describe each policy below.

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First, if a director’s principal occupation changes substantially, he or she is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether or not to accept the resignation using the Director Qualification Criteria and Independence Standards.

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Second, our Restated Certificate of Incorporation provides for majority voting of directors in non-contested elections. Pursuant to our By-Laws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender his or her resignation, and the Board, through its Governance Committee, will determine whether or not to accept the resignation.

Board Oversight of the Company

Risk Oversight

As set forth in the Company’s Corporate Governance Guidelines, the Board exercises oversight of the Company’s strategic, operational and financial matters, as well as compliance and legal risks. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management with the interests of shareowners and the communities in which the Company operates. Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s four standing committees oversee certain risks, and the Audit and Finance Committee coordinates the risk oversight role exercised by various committees and management. The Company’s Corporate Governance Guidelines provide the foundation upon which the Board oversees a working system of principled goal-setting and effective decision-making, with the objective of establishing a vital, agile, and ethical corporate entity that provides value to the shareowners who invest in the Company and to the communities in which it operates.

Code of Conduct

Our Board has adopted a code of conduct (the “Code”) that applies to our directors, officers and all employees to ensure we conduct business in a legal and ethical manner. The Code is available at www.internationalpaper.com, under the “Company” tab at the top of the page, then under “Ethics.” A paper copy is available at no cost by written request to the corporate secretary.

Our Global Ethics and Compliance office is located at our global headquarters in Memphis, Tennessee. If an employee, customer, vendor or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact the Global Ethics and Compliance office in person, via mail, e-mail, facsimile or telephone. The Code describes multiple channels by which employees may report a concern, such as through their managers, a human resources professional, legal counsel or our internal audit department.

Our HelpLine is also available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, whether anonymous or otherwise. Our HelpLine contact information can be found at www.internationalpaper.com, under the “Company” tab at the top of the page, then under “Ethics” and “How Can We Help You?”

All HelpLine reports are immediately forwarded to the Global Ethics and Compliance office for further action and for a response to the person reporting, unless he or she has chosen to remain anonymous. A report made through any of our other reporting channels that involves an impropriety relating to our accounting, internal controls or other financial or audit matters is also forwarded immediately to the Global Ethics and Compliance office. That office has responsibility for investigating all such matters, and will report certain of those matters, unfiltered, to the chair of our Audit and Finance Committee in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

Independence of Directors

Director Independence Standards

It is the policy of our Board that a majority of its members be independent from the Company, its management and its independent registered public accounting firm. Based on the Governance Committee’s review of our current directors, our Board has determined each of our non-employee directors is independent: David J. Bronczek; William J. Burns; Ahmet C. Dorduncu; Ilene S. Gordon; Jay L. Johnson; Stacey J. Mobley; Joan E. Spero; John L. Townsend, III; William G. Walter; J. Steven Whisler; and Ray G. Young. We have one employee-director, our Chairman, Mr. Sutton, who is not independent. Each standing committee of the Board is comprised entirely of independent directors.

Further, the Governance Committee concluded and recommended to our Board, and our Board determined, each of our non-employee directors meets the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee and the Governance Committee.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and the General Counsel. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE Listed Company Manual’s independence standards and the Company’s Director Qualification Criteria and Independence Standards, which are consistent with, but more rigorous than, the NYSE standards.

Under SEC rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the relationships described below. Based on its analysis of the relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired the independence of any non-employee director, including:

•	Non-profit and charitable organization affiliations of our directors. None of our directors serve as an executive officer of any organization to which we make charitable contributions.

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Service by several of our directors as an executive officer at a company with whom we may do business. The Governance Committee determined that the commercial relationships involving routine, arms-length purchases and sales transactions between International Paper and these companies were not material under our independence standards. These standards provide that payments to or payments from the Company to a company for which a director serves as an executive officer, for property or services that are less than the greater of $750,000 or 1.75 percent of such other company’s consolidated gross revenues, are not considered a material relationship that would impair the director’s independence. We provide additional details about these relationships in the following table.

Transactions Considered in Analysis of Director Independence

Director	Name of Employer	Business Relationship (including affiliated companies)	Dollar Amount of Routine Sales Transactions (approximate)	Amount exceeds greater of $750,000 or 1.75% of other company’s gross revenues?
David J. Bronczek	FedEx Express, a subsidiary of FedEx Corporation	Routine sales to FedEx Corp.	$177,475 in total, representing less than 0.0008% of International Paper’s gross revenues in 2015	No
		Routine purchases from FedEx Corp.	$8,013,819 in total, representing less than 0.07% of FedEx’s gross revenues in 2015	No
Ilene S. Gordon	Ingredion Incorporated	Routine sales to Ingredion	$83,577 in total, representing less than 0.0004% of International Paper’s gross revenues in 2015	No
		Routine purchases from Ingredion	$30,050,752 in total, representing less than 0.51% of Ingredion’s gross revenues in 2015	No
Ray G. Young	Archer-Daniels-Midland Company (“ADM”)	Routine sales to ADM	$4,619,207 in total, representing less than 0.03% of International Paper’s gross revenues in 2015	No
		Routine purchases from ADM	$53,379,810 in total, representing less than 0.08% of ADM’s gross revenues in 2015	No

Board Committees

As described above, in order to fulfill its responsibilities, the Board has delegated certain authority to its committees. The Board has four standing committees and one Executive Committee: (i) Audit and Finance; (ii) Governance; (iii) Management Development and Compensation; and (iv) Public Policy and Environment. The Executive Committee meets only if a quorum of the full Board cannot be convened and there is an urgent need to meet.

Each committee has its own charter, and each charter is reviewed annually by each committee to assure ongoing compliance with applicable law and sound governance practices. The Governance Committee assesses the Executive Committee Charter. Committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Committee Assignments

Independent Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the entire Board. Committee chairs are rotated periodically, usually every three to five years.

Governance Committee

Meetings. Meeting agendas are developed by the Governance Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities. The Governance Committee is responsible for assuring the Company abides by sound corporate governance principles, including compliance with the Company’s Certificate of Incorporation, By-Laws, and Corporate Governance Guidelines, and reviewing conflicts of interest, including related person transactions under our Related Person Transactions Policy and Procedures. The committee also serves as the Board’s nominating committee, responsible for identifying and recommending individuals qualified to become Board members and for evaluating directors being considered for re-election. The committee is also responsible for assuring that shareowner communications, including shareowner proposals, are addressed appropriately by the Board or Company management. The committee also recommends non-employee director compensation, and assists the Board in its annual self assessment.

Audit and Finance Committee

Meetings. Meeting agendas are developed by the Audit and Finance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. The committee holds executive sessions without members of management, and it also meets privately with representatives from our independent registered public accounting firm, and separately with each of the Chief Financial Officer, General Counsel, Vice President of Internal Audit and Controller.

Responsibilities. The Audit and Finance Committee assists our Board in monitoring the integrity of our financial statements and financial reporting procedures, reviewing the independent registered public accounting firm’s qualifications and independence, overseeing the performance of our internal audit function and independent registered public accounting firm, coordinating our compliance with legal and regulatory requirements relating to the use and development of our financial resources, and monitoring the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management.

Governance Committee

Current Members

Stacey J. Mobley (Chairman)

William J. Burns

Jay L. Johnson

Joan E. Spero

J. Steven Whisler

Four Meetings in 2015

Attendance Rate

100 percent

All Members are Independent

Audit and Finance Committee

Current Members

William G. Walter (Chairman)

Ahmet C. Dorduncu

Ilene S. Gordon

Jay L. Johnson

John L. Townsend, III

Ray G. Young

10 Meetings in 2015

Attendance Rate

93 percent

All Members are Independent

The Company’s Independent Registered Public Accounting Firm

The Audit & Finance Committee is responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The committee has evaluated the qualifications, performance and independence of Deloitte & Touche LLP and appointed Deloitte & Touche LLP as the Company’s independent external auditor for the fiscal year 2016. Deloitte & Touche LLP has served as International Paper’s independent external auditor continuously since 2002. In order to assure continuing auditor independence, the Audit & Finance Committee periodically considers whether there should be a rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner for the period beginning with the 2014 reporting year, the Audit & Finance Committee and its chairperson were directly involved in the selection of Deloitte & Touche LLP’s new lead engagement partner. The members of the Audit & Finance Committee and the Board believe the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of International Paper and its shareowners.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2015, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2014 and December 31, 2015. The total fees and expenses paid to Deloitte & Touche are as follows:

	2014 ($, in thousands)	2015 ($, in thousands)
Audit Fees	16,048	15,146
Audit-Related Fees	3,427	672
Tax Fees	2,862	2,851
All Other Fees	10	185
Total Fees	22,347	18,854

Services Provided by the Independent Auditors

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” please write to the Corporate Secretary, or visit us on our Web site, www.internationalpaper.com, under the “Company” tab, then the “Governance” link.

Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.	Audit Fees — These are fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to SEC matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

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Audit-Related Fees — These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audits, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.	Tax Fees — These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.	All Other Fees — These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various consultations that are permissible under applicable laws and regulations, which are primarily related to engagements to provide advice, observations, and recommendations regarding operations, infrastructure and distribution to be considered by the Company.

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2015.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s Web site at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Leadership” link and the “Board Committees” section. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Ms. Sharon R. Ryan, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2015 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (United States). The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the firm’s independence.

The Board has determined that the following members of the Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: William G. Walter, Ilene S. Gordon, Jay L. Johnson, John L. Townsend, III, and Ray G. Young. The Board has determined each member of the Audit and Finance Committee meets the independence and financial literacy requirements for audit committee members set forth under the listing standards of the NYSE and our independence standards.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit and Finance Committee has approved and selected, and the Board of Directors has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2016.

Audit and Finance Committee

William G. Walter, Chairman	Jay L. Johnson
Ahmet C. Dorduncu	John L. Townsend, III
Ilene S. Gordon	Ray G. Young

Public Policy and Environment Committee

Current Members

David J. Bronczek (Chairman)

William J. Burns

Ahmet. C. Dorduncu

Stacey J. Mobley

Joan E. Spero

Ray G. Young

Six Meetings in 2015

Attendance Rate

94 percent

All Members are Independent

Executive Committee

Current Members

Mark S. Sutton (Chairman)

David J. Bronczek

Stacey J. Mobley

William G. Walter

J. Steven Whisler

No Meetings in 2015

Management Development and Compensation Committee

Current Members

J. Steven Whisler (Chairman)

David J. Bronczek

Ilene S. Gordon

John L. Townsend, III

William G. Walter

Six Meetings in 2015

Attendance Rate

97 percent

All Members are Independent

Public Policy and Environment Committee

Meetings. Meeting agendas are developed by the Public Policy and Environment Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities. The Public Policy and Environment Committee has overall responsibility for the review of contemporary and emerging public policy issues, as well as technology issues pertaining to the Company. The committee reviews the Company’s health and safety policies, as well as environmental policies, including the Office of Sustainability policies, to ensure continuous improvement and compliance. The committee also reviews the Company’s policies and procedures for complying with its legal and regulatory obligations, including our code of conduct, and charitable and political contributions.

Executive Committee

The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically. The Chairman of our Board and the chair of each Board committee are members of the Executive Committee.

Management Development and Compensation Committee

Meetings. Meeting agendas are developed by the Management Development and Compensation Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings. An executive session without management present is held at each meeting. The committee’s independent compensation consultant is Frederic W. Cook & Co., Inc. (“Cook”). Cook regularly attends the committee’s meetings.

Responsibilities. The Management Development and Compensation Committee is responsible for overseeing our overall compensation programs and approving compensation of our senior management (other than the CEO). The committee is responsible for conducting performance evaluations of the Chairman and CEO not less than annually, in accordance with the process organized by the Presiding Director, and recommending compensation of the CEO to the independent directors based on such evaluations.

The committee is also responsible for discussing with Company management the required disclosure under Item 407(e)(5) of Regulation S-K, including the Compensation Discussion & Analysis that is prepared as part of this proxy statement, and for recommending that it be included in our proxy statement. The committee is responsible for ensuring we have in place policies and programs for the development of senior leaders and succession planning. The committee acts as the oversight committee with respect to our retirement and benefit plans for senior officers and must approve significant changes to the retirement and benefit plans for our employees. With respect to those plans, the committee may delegate authority for both day-to-day administration and interpretation of the programs, except as it may impact our senior leaders or the CEO.

Role of Independent Consultant. The committee engaged Cook, commencing in mid-2011, to serve as its independent, external compensation consultant. The committee has sole authority for retaining and terminating Cook, as well as approving the terms of engagement, including fees. Cook works exclusively for the committee and provides no services to the Company. Cook is expected to achieve the following objectives:

•	Attend meetings of the Management Development and Compensation Committee as requested;

•	Acquire adequate knowledge and understanding of our compensation philosophy and incentive programs;

•	Provide advice on the direction and design of our executive and director compensation programs;

•	Provide insight into the general direction of executive compensation within Fortune 250 companies; and

•	Facilitate open communication between our management and the Management Development and Compensation Committee, assuring both parties are aware and knowledgeable of ongoing issues.

Assessment and Management of Compensation-Related Risk. The committee has committed to completing an annual risk assessment to evaluate the Company’s compensation plans and programs. In 2015, at the committee’s request, Cook conducted a risk assessment with the objective of identifying any compensation policies and practices that may encourage employees to take unnecessary or excessive risks that could threaten the Company. No such plans or practices were identified. The results of this 2015 evaluation indicated, and the Committee thus concluded, that there are no significant compensation-related risk areas at the Company and that our compensation policies and practices do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. Also, based on this evaluation, the committee concluded that the Company’s executive compensation program appropriately aligns compensation with long-term shareowner value creation and avoids short-term rewards for decisions that could pose long-term risks to the Company. These conclusions were based on the following factors:

•	Our compensation mix is appropriately balanced and incentive compensation is not overly weighted toward short-term performance at the expense of long-term value creation;

•	Our short-term incentive compensation award pool is appropriately capped, thereby limiting payout potential;

•

Our long-term incentive compensation is also capped and is based entirely on performance shares, which are less leveraged than stock options and, unlike time-based restricted stock awards, reward both Company performance and stock price;

•	Our performance is measured against absolute and relative metrics to ensure quality and sustainability of Company performance;

•

We have adopted several programs that serve to mitigate potential risk, including officer stock ownership requirements, clawback policies in our incentive compensation programs, and non-compete and non-solicitation agreements to deter behavior that could be harmful to the Company either during or after employment; and

•	The committee maintains strict controls over the Company’s equity granting practices, and our incentive compensation plan prohibits option re-pricing without shareowner approval.

Compensation Committee Interlocks and Insider Participation

The members of the Management Development and Compensation Committee during 2015 were Mr. J. Steven Whisler, Chairman, Mr. David J. Bronczek, Ms. Ilene S. Gordon, Mr. John L. Townsend, III, and Mr. William G. Walter. No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee of the Company or was formerly an officer of the Company. Please refer to the discussion below related to “Transactions with Related Persons,” for additional information requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act for members of the Company’s Management Development and Compensation Committee.

In addition, no executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, or as a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors and executive officers and their immediate family members or shareowners owning 5 percent or greater of our outstanding common stock and their immediate family members).

The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the SEC’s rules (specifically, any transaction involving us in which:

(i)	the amount involved exceeded $120,000, and

(ii)	a related person had a direct or indirect material interest).

Related Person Transaction Review Procedures. Related person transactions are approved in advance by the Governance Committee whenever possible, or must be ratified as promptly as possible thereafter. We disclose in our proxy statement any transactions that are found to be directly or indirectly material to a related person.

Prior to entering into a transaction, a related person must provide the details of the transaction to the General Counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The General Counsel evaluates the transaction to determine if the Company or the related person has a direct or indirect material interest in the transaction. If so, then the General Counsel notifies the CEO and submits the facts of the transaction to the Governance Committee for its review. The Governance Committee may approve a transaction only if these review procedures have been followed, and the Governance Committee determines that the transaction is not detrimental to the Company and does not violate the Company’s Conflict of Interest Policy.

Our Related Person Transaction procedures are available at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Related Person Transactions. Please see the table on page 20 of this proxy statement under the heading “Transactions Considered in Analysis of Director Independence” for a description of related person transactions during 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5. Based solely on our review of these forms, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers complied with the filing requirements applicable to them for the fiscal year ended December 31, 2015.

Director Compensation

Compensation Philosophy

Our compensation program for non-employee directors is guided by the following principles. We believe our director compensation program should:

•

Provide total compensation comprising both cash and equity that targets the median level of compensation paid by our Compensation Comparator Group (“CCG”) listed in the Compensation Discussion & Analysis section of this proxy statement;

•	Align the interests of our directors with the interests of our shareowners;

•	Attract and retain top director talent; and

•	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board.

Stock Ownership Requirements

Our director stock ownership policy requires our directors to hold equity of the Company valued at two times the annual Board retainer, which, through April 30, 2015, is equivalent to 4.9 times the annual cash retainer (and requires ownership of Company stock equivalent to $510,000). We believe this helps align the interests of our directors with the interests of our shareowners. New directors have four years from the date of their election to meet the ownership requirement. As of December 31, 2015, all directors who were required to meet the ownership levels held the requisite amount of equity.

Elements of Our Director Compensation Program

For the May 2015 – April 2016 service year, compensation for our non-employee directors consists of:

•	An annual retainer fee that is a mix of cash and equity;

•	Committee chair fees, a Presiding Director fee, and an Audit and Finance Committee member fee, as applicable; and

•	Life insurance, business travel accident insurance, and liability insurance.

We evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. We target our director compensation at the median of our CCG.

Annual Compensation

The annual retainer fees for the May 2015 – April 2016 service year are shown in the table below. A director’s annual compensation is $255,000, approximately 41 percent of which is payable in cash and 59 percent of which is payable in equity. A director may elect to convert all or 50 percent of his or her cash retainer fee into shares of restricted stock. In order to encourage director stock ownership, a director who makes this election receives a 20 percent premium in additional shares of restricted stock. Seven of the 11 non-employee directors who served during 2015 elected to receive stock in lieu of all or 50 percent of the cash retainer fee and received the applicable premium. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations.

Directors may also elect to defer receipt of their equity retainer fee. Directors who make this election receive restricted stock units (“RSUs”) in lieu of restricted stock. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability. Five of the 11 non-employee directors who served during 2015 elected to defer payment of all or a portion of their equity compensation until retirement, death or disability. Elections with regard to form of payment and deferrals are made in December preceding each service year.

We use the closing market price of the Company’s common stock on the day preceding our annual meeting in May to award the equivalent number of shares for the $151,000 equity retainer and restricted stock elected by our directors in lieu of their cash retainer fee. RSUs are settled in cash based on the closing price of the Company’s common stock as of December 31 of the year of the director’s retirement.

Directors earn dividends on their shares of stock and RSUs, which they may elect to receive either as cash or in the form of additional shares of restricted stock or RSUs. Dividends are paid to the director at the time the underlying award is vested or settled.

In addition, each committee chair receives a fee for his or her service in such role. For 2015, Messrs. Bronczek, Mobley, Walter and Whisler each received a committee chair fee. Members of our Audit and Finance Committee also receive an additional fee for their services on this committee. For 2015, Messrs. Dorduncu, Townsend and Young, Ms. Gordon and Admiral Johnson each received an Audit and Finance Committee member fee. As Presiding Director, Mr. Whisler also received a Presiding Director fee for 2015.

Type of Fee	2015-2016 Fee Amount ($)

Board Fees
Cash Retainer	104,000

Equity Retainer	151,000

Committee Fees
Audit and Finance Committee Chair	25,000

Audit and Finance Committee Member	10,000

Management Development and Compensation Committee Chair	20,000

Governance Committee Chair	20,000

Public Policy and Environment Chair	20,000

Presiding Director Fee	25,000

Directors’ Charitable Award Program

Directors who joined our Board on or before July 1, 2007, are eligible to participate in our charitable award program. Under this program, the Company will make a charitable donation in the aggregate amount of $1 million in the director’s name in 10 equal, annual installments following the director’s death to the eligible colleges or universities selected by the director. This program was closed to new participants effective July 1, 2007.

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to each of our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on Company business.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $4 million. The primary underwriters of coverage, which was renewed in 2015 and extends to July 1, 2016, are XL Specialty Insurance Company and ACE American Insurance Company.

Our By-Laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Our Analysis

We believe our director compensation program appropriately compensates our directors for their time and commitment to the Company and is consistent with our compensation philosophy as shown in the following table.

Our Director Pay Principles	Our 2015 Director Pay Policies and Practices

☑ Target compensation at median of CCG	• Maintained mix of cash and equity in line with cross-section of similar companies (CCG)

☑ Align the interests of our directors with the interests of our shareowners	• Paid 59 percent of compensation in the form of equity to ensure that directors, like shareowners, have a personal stake in the Company’s financial performance

☑ Attract and retain top director talent	• Compensated directors competitively, based on a cross-section of similar companies (CCG)

☑ Maintain flexibility to meet the needs of a diverse group of directors	• Continued to allow directors to choose between cash and equity and to elect to defer their fees until retirement

Non-Employee Director Compensation Table

The following table provides information on 2015 compensation for non-employee directors. This table shows fiscal year 2015 compensation based on the SEC’s compensation disclosure requirements, though we pay our directors on a May to April service year. The amounts in the table below show differences among directors because (i) each director makes an individual election to receive his or her fees in cash and/or equity; (ii) certain directors receive committee chair fees, a Presiding Director fee, and/or member fees; and (iii) directors may join our Board on different dates, so their compensation is prorated for the year.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David J. Bronczek	59,576	223,439	18,735	301,750
William J. Burns	-	275,823	-	275,823
Ahmet C. Dorduncu	111,592	151,021	-	262,613
Ilene S. Gordon	-	285,814	-	285,814
Jay L. Johnson	-	285,814	-	285,814
Stacey J. Mobley	119,000	151,021	-	270,021
Joan E. Spero	-	275,823	-	275,823
John L. Townsend, III	110,667	151,021	18,735	280,423
William G. Walter	125,667	151,021	18,735	295,423
J. Steven Whisler	-	320,807	-	320,807
Ray G. Young	-	285,814	-	285,814

(1)	As described above, certain directors elected to receive shares of restricted stock in lieu of cash and therefore had no cash compensation during 2015.

(2)

The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on the last business day immediately preceding the date of grant. Directors who elect to defer their equity retainer fee receive RSUs rather than restricted stock. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability.

(3)	Represents the annual expense of our charitable award program. We determine the total annual expense to the Company by using assumptions related to each current and retired director who participates in the program. We take into account each director’s age, years of service on our Board, and mandatory retirement age. We make a standard mortality assumption for all directors and use a discount rate of 6 percent. For directors who served in 2015, the aggregate accrued liability increased by $56,206, which was allocated ratably to those directors eligible to participate in the program based on the number of months each served. Non-employee directors vest in the program upon the earliest of (i) serving on our Board for at least 10 years, (ii) retiring from our Board at the mandatory retirement age, or (iii) in the event of disability or death. Directors derive no financial benefit from our charitable award program. We finance the program in part through life insurance policies, of which we are the beneficiary. We expect to receive an income tax deduction when we make the designated charitable awards. The amounts shown do not include the cost for each director of a $10,500 life insurance policy and a $500,000 business travel accident policy, the cost of which is less than $10,000 for each director.

The following table shows the aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2015, for each non-employee director.

Name of Director	Aggregate Number of Shares Outstanding That Have Not Vested and RSUs (#)
David J. Bronczek	8,916
William J. Burns	6,752
Ahmet C. Dorduncu	2,857
Ilene S. Gordon	5,407
Jay L. Johnson	15,021
Stacey J. Mobley	2,857
Joan E. Spero	33,305
John L. Townsend, III	2,857
William G. Walter	97,444
J. Steven Whisler	86,302
Ray G. Young	8,941
Total	270,659

Compensation Discussion & Analysis (“CD&A”)

Executive Summary

International Paper (“IP” or the “Company”) generated strong earnings and free cash flow and record return on invested capital in 2015, and we continue to return cash to our shareowners. We have repurchased approximately $2.1 billion of our shares since September 2013. We increased our dividend again by 10 percent in 2015, our fourth-consecutive year of double-digit dividend increases. We also continue to repay debt and make strategic investments in long-term projects as part of our global strategy to position the Company for future profitable growth.

In this CD&A, we discuss the compensation paid to our executive officers who are identified as Named Executive Officers (“NEOs”) in the Summary Compensation Table found on page 64 of this proxy statement. The executive compensation program discussed in this CD&A applies to all of our executive officers, including our Chief Executive Officer (“CEO”) and 10 Senior Vice Presidents, whom we refer to as our Senior Leadership Team (“SLT”).

Philosophy and Design Principles. In addition to discussing the compensation paid to our NEOs, we describe our pay-for-performance philosophy, key design principles and the governance policies that reinforce these principles. Our objective is to design an executive compensation program that encourages all of our leaders to produce outstanding financial results and create sustainable long-term value for our shareowners, while continuing to uphold the highest standards of ethics and integrity.

We embrace three key design principles that reinforce our pay-for-performance philosophy:

•

We target our executives’ pay at the median level of our Compensation Comparator Group (“CCG”). In our long-term incentive plan – representing the greatest percentage of total targeted compensation for our NEOs – we require slightly above-median Company performance, relative to our peers, for executives to receive a target payout.

•

To assure that our executives are focused on producing outstanding financial results, our short-term incentive compensation (“STI”) and long-term incentive compensation (“LTI”) programs use a combination of the following performance measures (see next two pages for 2016 changes):

STI Metrics 2015	LTI Metrics 2015
Absolute Cash Flow from Operations	Relative Return on Invested Capital (relative “ROIC”)
Absolute Return on Invested Capital (absolute “ROIC”)	Relative Total Shareholder Return (relative “TSR”)

•

The Board’s Management Development and Compensation Committee (the “Committee”) conducts an annual risk assessment to ensure our incentive plans do not motivate excessive risk taking, as described under the heading “Assessment and Management of Compensation Related Risk” on page 25.

Responsiveness to Shareowners – Say-on-Pay Consideration

In May 2015, our “Say-on-Pay” proposal again received overwhelming approval, with support from 97 percent of votes cast by our shareowners (97 percent in 2014 and 2013, and 98 percent in 2012). The Committee interpreted this consistently strong level of support as continued affirmation of the current design and direction of our executive compensation program. While the program was approved by nearly all shares voted in each of the past four years, the Committee and management remain firmly committed to continuing to strengthen our pay-for-performance correlation, as well as the overall architecture of our executive compensation program.

We continue to engage both our investors and proxy advisory firms to understand their views on our executive compensation programs as well as the underlying analytics that drive voting recommendations. The Committee and management will continue to use the annual “Say-on-Pay” vote as a guidepost for shareowner sentiment and will continue to engage with our shareowners and respond to their feedback.

2016 Change – Performance Metrics and Weighting for STI Program

As an example of continually strengthening the link between the Company’s pay and performance, upon approval by the Committee, the Company has modified the metrics and their respective weightings in its STI program for 2016. The 2016 Management Incentive Plan (“MIP”) performance metrics and weightings are:

•	70% absolute Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (from 50% absolute Cash Flow from Operations in 2015); and

•	30% absolute ROIC (down from 50% absolute ROIC).

What is the MIP, and how does it differ from the Company’s Performance Share Plan (“PSP”)?

As explained in more detail later in this CD&A, the MIP (our STI program) is an annual, cash-based incentive compensation plan designed to motivate the approximately 3,500 employees who participate and are responsible for achieving the most critical short-term financial goals of the Company. While our SLT participates in the MIP, participation extends to first-line leaders and individual contributors, including numerous facility/mill team members, across the globe. Each participant’s MIP award is based on Company performance against specific enterprise-wide financial goals. The award is then adjusted based on individual performance and, depending on the employee’s role, it may be further adjusted for business unit or facility/mill performance to determine the employee’s final award.

By contrast, the PSP (our LTI program) is a long-term, equity-based incentive compensation plan designed to motivate the approximately 1,300 more senior-level management employees who participate and who are held responsible for creating long-term shareowner value. PSP awards are granted annually in performance-based restricted stock units, but are earned based solely on Company performance. This means all participants, divided into a non-officer and an officer group, earn the same performance achievement percentage of their respective target award, which is based on position in the Company. These awards, which are ultimately paid in shares of Company stock, are earned over a three-year performance period based on the Company’s performance achievement in relative ROIC and relative TSR. For 2016, we are making no changes to our PSP metrics or their respective weightings:

•	75% relative ROIC / 25% relative TSR for non-officers, and

•	50% relative ROIC / 50% relative TSR for officers.

What is EBITDA?

EBITDA is commonly used as a proxy for a company’s operating profitability. EBITDA measures how much operating profit the Company makes with its present assets and operations. Refer to page 41 for a detailed definition of EBITDA.

EBITDA also serves as an approximation for cash flow, as it is the single largest driver of Cash Flow from Operations. As a result, EBITDA is a major indicator of the on-going operational strength of the Company.

Why did we shift from Cash Flow from Operations to EBITDA and increase its weighting in the MIP?

We shifted to EBITDA and increased its weighting in the MIP for the following reasons:

•	Achieving earnings growth is important to the Company’s ongoing success and attractiveness to investors, and EBITDA is widely used by our investors to measure the Company’s performance.

•

Within the Company, among the many employees who participate in the MIP, we set goals for EBITDA and track and discuss EBITDA performance at the business level each month and quarter to establish a readily transparent and ongoing line of sight to our performance. Our constant focus, tracking and dialogue around EBITDA enables us to identify needed adjustments and engage our teams in improvement efforts throughout the year.

•

By contrast, enterprise-wide Cash Flow from Operations is impacted by some other factors, such as interest expense and taxes, beyond the control of the businesses and thus is less visible and less widely used to measure performance at the business level.

•

Shifting the MIP metric to EBITDA and increasing the weighting to 70% will incentivize the approximately 3,500 employees who participate in the MIP to enhance our focus on the things we control that can positively impact our earnings growth and operating profitability.

By eliminating Cash Flow from Operations as an MIP performance measure, are we saying cash flow is no longer important?

No. While our MIP has included a cash flow metric for seven years and our cash flow has been strong as a result, EBITDA is simply a more visible and widely-recognized metric throughout our businesses among the many employees who participate in our MIP. We are also confident that increasing employee focus on EBITDA will, in fact, continue to drive improvement in cash flow (in addition to EBITDA), since EBITDA is the single largest driver of Cash Flow from Operations. EBITDA thus serves as a proxy for our cash flow.

By reducing the weighting of ROIC in the MIP, are we saying that ROIC is no longer as important?

No. ROIC remains equally important, as it is a key measure of value creation. As noted above, ROIC is so important that it is used in both our STI and LTI plans, in one on an absolute basis and, in the other, relative to peer groups. Moreover in our PSP, not only does relative ROIC carry a significant weighting (50% for officers, and 75% for non-officers), but the PSP represents a much greater percentage of our more senior leaders’ total target compensation than the MIP. ROIC, and previously ROI, has been a large component of both the MIP and the PSP since 2000 to incentivize our management team to continue to focus on improving our returns. It is worth noting that in 2015 the Company achieved record ROIC for our shareowners.

Did the Company make any other plan design changes for 2016?

Although we made no change to our PSP metrics or their respective weightings, in 2015 (with approval by the Committee), we modified our 2016 PSP Peer Groups for both relative ROIC and relative TSR to ensure we accurately benchmark the Company’s projected performance over the coming three years, and maintain a robust peer group.

Summary of Plan Design Changes for 2015 and Beyond

Program Element	Design Change	Rationale
Peer Groups

ROIC Peer Group	• Removed: MeadWestvaco Corp. (2015) Rock-Tenn Company (2015) • Added: WestRock Company (2015) Graphic Packaging Corp. (2016)	• MeadWestvaco and Rock-Tenn merged in July 2015, forming WestRock. • Graphic Packaging has a similar profile, which will allow the Company to more accurately benchmark performance.

TSR Peer Group	• Added: Graphic Packaging Corp. (2016) PPG Industries (2016)	• Graphic Packaging and PPG have similar profiles, which will allow the Company to more accurately benchmark performance.
Variable Compensation

Performance Share Plan (“PSP”)	Beginning in 2015, the performance achievement for the relative TSR portion of the award will be capped at 100% of target if the Company’s TSR over the three-year performance period is negative.	More closely aligns with the interests of shareholders in the event of a declining stock price.

Management Incentive Plan (“MIP”)	Beginning in 2016, performance metrics and their respective weightings will be adjusted as follows: • 70% EBITDA (from 50% Cash Flow from Operations); • 30% ROIC (from 50% ROIC)

•  EBITDA, while directionally aligned to “Cash Flow from Operations,” is more widely used within our businesses to measure their performance and provides better line of sight for our employees.

•  Generating robust earnings continues to be a strong focus for the Company and the adjustment in performance weighting reflects the importance of this objective.

Executive Benefits

Extra tax withholding in PSP	Beginning with PSP payments with performance periods ending in 2015, SLT members may no longer elect to have additional shares withheld from PSP payouts to cover payment of federal taxes. Instead, the Company will now withhold at the statutory minimum withholding rate for all participants.	Better alignment with best practices and preferential accounting treatment.
Other Governance Matters

Officer Stock Ownership Requirements	Beginning in 2015, increased stock ownership requirements for all SLT members.	Better alignment with best practices and interests of shareowners.

NOTE: The above changes are discussed in detail throughout the remainder of this CD&A.

As shown in the table below, we have organized our CD&A to explain how the amounts paid to our NEOs are tied directly to our Company’s performance.

Part I:

How We Design Executive Compensation Program to Pay for Performance

Explains our philosophy and demonstrates our CEO’s pay is appropriately tied to Company performance, describes how the Committee uses benchmarking to guide its decision-making, and how the Committee, consultants and executive officers participate in the development of our program

Page 35
Part II:	Elements of Executive Compensation Program Describes each element of our program and explains how our incentive compensation plans are designed	Page 40
Part III:

NEO Compensation

Describes the 2015 compensation actually “realized” by each NEO, as well as the rationale for each such compensation element and amount, and compares the actual amounts paid to his or her targeted compensation

Page 49
Part IV:

Other Governance and Compensation Related Matters

Discusses the governance policies that reinforce our pay-for-performance philosophy and limit executive benefits, including, among others, our stock ownership requirements and clawback features of our incentive plans

Page 60
Part V:	Additional Information About Executive Compensation Provides detailed information about our NEO compensation for 2013, 2014 and 2015 in the Summary Compensation Table and other tables	Page 64

Part I: How We Design Executive Compensation Program to Pay for Performance

Executive Compensation Philosophy

Our executive compensation program continues to be designed to attract, retain and motivate our SLT to deliver Company performance that builds long-term shareowner value. To achieve our objectives, our program is designed around two guiding principles:

Compensation Principles	Rationale
Pay for performance	We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.
Pay at risk	We believe a significant portion of an executive’s compensation should be specifically tied to Company and individual performance.

Pay for Performance – CCG Analysis

The Committee reviews our CEO’s pay in relation to the Company’s performance to ensure alignment. While there are many companies to which we could compare ourselves based on industry, revenue or other criteria, we conduct our pay-for-performance review against our Compensation Comparator Group (“CCG”) because it is the group against which we benchmark our program design and targeted pay amounts. See page 38 for a discussion of our approach to peer group benchmarking.

Each point on the chart below represents a CCG CEO’s three-year realizable compensation (the cash compensation actually paid plus the economic value of equity-based grants) relative to his or her company’s three-year performance in Total Shareholder Return (“TSR”) over the period 2012-2014.

Compared to our CCG, our CEO earned compensation at the 65th percentile while the Company delivered TSR at the 60th percentile of our peer group. The Committee continues to believe this graph clearly illustrates a strong pay-for-performance correlation, especially when compared year over year. The table shown on the next page demonstrates the close correlation between our CEO’s pay and the Company’s performance over the past five three-year performance periods. As the table makes clear, relative increases in the CEO’s pay correspond with advancement in the Company’s relative TSR, which benefits all of our shareowners.

•	This graph is based on the 2015 proxy filings of our CCG.
•	Total Shareholder Return reflects share price appreciation, adjusted for dividends and stock splits.
•	Realizable pay consists of:
1.	actual base salary paid over the three-year period,
2.	actual STI payouts over the three-year period, and
3.	LTI determined as shown below, with equity awards based on December 31, 2014 market value for each company:
a.	in-the-money value of stock options granted over the three-year period;
b.	service-based restricted stock awards granted over the three-year period;
c.	performance share awards:
i.	actual shares earned using actual performance achievement for grant cycles beginning and ending between 2012 and 2014; and
ii.	target shares granted over the three-year period assuming target performance, for performance cycles that have not yet been completed; and
d.	performance cash awards:
i.	actual cash paid using actual performance achievement for grant cycles beginning and ending between 2012 and 2014; and
ii.	target cash amounts provided over the three-year period assuming target performance, for performance cycles that have not yet been completed.
•

The graph reflects CEO compensation for each company regardless of who actually served in the CEO role. This allows us to compare CEO compensation for a full three-year period for each company and focuses on the CEO position rather than specific individuals.

•

The graph reflects compensation for our former CEO John V. Faraci, who served as our CEO during the three years covered by the graph. Mr. Faraci retired as CEO effective October 31, 2014, but remained an executive officer and an employee until February 28, 2015.

The following table demonstrates the close correlation between our CEO’s pay and the Company’s performance over the past five three-year performance periods.

Historical CEO Pay-for-Performance Alignment

as Compared to CCG

Three-Year Performance Period	Our CEO’s Realizable Pay Rank	Our Company’s TSR Rank
2012 - 2014	65th	60th
2011 - 2013	50th	80th
2010 - 2012	85th	80th
2009 - 2011	60th	100th
2008 - 2010	30th	40th

Pay at Risk – 2015 Total Target Compensation Mix

The chart below demonstrates our commitment to pay at risk. For 2015, 88 percent of our CEO’s target compensation and, on average, 78 percent of our other NEOs’ target compensation was based on Company performance and was therefore at risk. Importantly, base salary comprises a relatively small portion of our NEOs’ compensation and is the only component of their Total Direct Compensation (defined below) that is not tied to Company performance.

Peer Group Benchmarking

The Committee benchmarks our compensation program against our CCG to assure our pay remains competitive. We strive for consistency by retaining as many of the same companies in this group as appropriate from year to year. Changes are made to assure sufficient or appropriate data on which to base compensation decisions.

Our CCG consists of 20 publicly traded companies selected by the Committee from the Towers Watson General Industry Executive Compensation Survey database. CCG companies are selected utilizing the following criteria:

•	Competition for executive talent;

•	Comparable annual revenue, with market capitalization used as a modifier, as appropriate;

•	Global geographic presence; and

•	Complexity of business operations.

We believe our approach produces a more appropriate comparison than an industry peer group, such as one based on Global Industry Classification Standard (GICS) codes, because our industry peer group does not provide a sufficient number of companies that are of a comparable size and complexity. Additionally, our executives are aggressively recruited by, and we recruit from, businesses outside our limited industry peer group.

The Committee reviews an analysis, prepared by its compensation consultant, Frederic W. Cook & Co., Inc. (“Cook”), of the compensation of each member of our SLT to comparable positions at the CCG companies. Towers Watson provides data to Cook in order to compare the three elements of Total Direct Compensation (“TDC”):

•	Base salary;

•	Short-term incentive compensation; and

•	Long-term incentive compensation.

The Committee targets all elements of TDC at the median level (50th percentile) of our CCG. In our 2014 review, our SLT had target TDC amounts that were 96% of the CCG survey median (excluding three members of the SLT that were promoted in November 2014, including Mr. Sutton). At the time Cook’s analysis was completed in 2014, Mr. Sutton was serving in the role of President and Chief Operating Officer, rather than CEO. The Committee used the study, however, in making its decision to increase Mr. Sutton's target TDC for the role of CEO to $10,000,000, which positioned him at 79% of the CCG survey median. The Committee believed this initial positioning for Mr. Sutton's CEO pay was appropriate given that he was promoted from within and had not previously served as a CEO. The study also suggested the CFO's target TDC was appropriately positioned at 98% of the CCG median.

2015 Compensation Comparator Group (“CCG”) (Revenues shown were used in late 2014 to benchmark pay for 2015)
Revenues (in billions) (1)
3M Company	$31.5
Alcoa Inc.	$22.6
E.I. DuPont de Nemours	$35.5
Eaton Corp.	$22.4
Emerson Electric Company	$24.5
FedEx Corp.	$45.6
Goodyear Tire & Rubber Company	$18.9
Hess Corp.	$18.8
Honeywell International Inc.	$40.0
Johnson Controls, Inc.	$42.9
Kimberly-Clark Corp.	$21.2
L-3 Communications Holdings	$12.2
Lockheed Martin Corp.	$44.8
Northrop Grumman Corp.	$24.2
Parker-Hannifin Corp.	$13.2
PPG Industries, Inc.	$15.4
Schlumberger Limited	$46.8
United States Steel Corp.	$17.2
Whirlpool Corp.	$18.8
Xerox Corp.	$21.2

25th Percentile	$18.8
50th Percentile	$22.5
75th Percentile	$36.6

International Paper Company(2)	$28.9
IP Percent Rank	66.4%
IP Rank	8 of 21

(1)        Most recently reported 12 months as of August 31, 2014.

(2)        IP’s revenues include xpedx through July 1, 2014, the date of its divestiture. Excluding xpedx, IP’s revenues for this period would have been $23.6 billion.

The Committee, in conjunction with its consultant, uses this analysis as a frame of reference when setting target compensation. Actual compensation paid to our SLT will vary from benchmark medians based on factors such as:

•	Position scope and responsibilities;

•	Individual performance; and

•	Internal comparisons.

IP’s Targeted TDC = CCG Median (50th percentile)

Role of the Management Development and Compensation Committee

The Committee is responsible for the Company’s executive compensation program, including the design elements of our program. The Committee approves:

•	Our compensation benchmarking process, as well as the companies used for comparison (our CCG) to ensure reasonableness and stability;

•	Overall effectiveness of our executive compensation program to ensure the design achieves our objectives;

•	Performance metrics and their respective weighting, as well as the companies against which we compare our relative performance;

•	Non-CEO SLT compensation, based on recommendations from the CEO; and

•	An annual evaluation of risk as it pertains to our Company-wide compensation plans and programs.

In addition, in a process directed by the Presiding Director, the Committee approves the CEO’s annual objectives and performance achievement, and recommends CEO compensation to the independent directors. The Committee reviews CEO performance semi-annually. The Committee recommends the CEO’s annual incentive award and base salary merit increase to the Board based on its assessment of the CEO’s performance achievement. All elements of CEO pay are approved by the independent directors of the Board.

Role of Compensation Consultants

The Committee continued to engage Cook in 2015 to serve as its independent, external compensation consultant. The Committee relies on Cook to advise on its decision-making process and has sole authority for retaining and terminating its consultant, as well as approving the terms of engagement, including fees. Cook works exclusively for the Committee and provides no services to the Company. Accordingly, the Committee has determined the firm to be independent from the Company. Separately, Cook has attested in writing as to its independence from the Company. The Company retains Towers Watson as its primary compensation consultant to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed. The Company engages other consultants, from time to time, for special projects as needed.

Role of Executive Officers in Compensation Decisions

The CEO makes recommendations to the Committee concerning the strategic direction of our executive compensation program. The Committee works closely with Mr. Thomas G. Kadien, Senior Vice President, Human Resources, Government Relations & Global Citizenship, who is responsible for making recommendations to the Committee concerning program design and administration, and with Ms. Sharon Ryan, Senior Vice President, General Counsel and Corporate Secretary, who provides legal advice to the Committee concerning disclosure obligations, governance and its oversight responsibilities.

Annually, the CEO reviews the performance of SLT members against their individual, pre-established performance objectives and discusses his assessment with the Committee. Each NEO’s pre-established objectives incorporate both qualitative and quantitative measures. In this way, measurement of individual performance differs from measurement of Company performance, which is based exclusively on quantitative measures. Based on each NEO’s year-end performance evaluation, the CEO, in consultation with Mr. Kadien, recommends to the Committee any base salary increase and annual incentive award payment. Ultimately, the Committee takes into account the CEO’s recommendation, as well as input from its compensation consultant, in approving each SLT member’s compensation. The CEO does not participate in any Committee or Board deliberations that involve his own compensation.

Part II: Elements of Executive Compensation Program

Overview

The primary elements of our executive compensation program are base salary, short-term (annual) incentive compensation under our Management Incentive Plan (“MIP”), long-term incentive compensation under our Performance Share Plan (“PSP”), and benefits.

Total Direct Compensation (“TDC”)

TDC is the combination of fixed and variable compensation. Other compensation elements, such as benefits, are not part of TDC, but the Committee also reviews these elements.

Base Salary

Base salary is the only fixed element of TDC. The Committee considers base salary merit increases annually based on individual performance, while taking into account whether market-based adjustments are necessary. Beginning in 2015, annual merit increases for most employees across the globe, including the NEOs, are effective March 1 (as compared to April 1 for most employees in prior years) to better align our processes globally. The following table shows for each NEO the annual base salary in effect during 2015. The Company did not achieve all of our goals in 2015, and no SLT member received a merit increase in 2016.

	Annual Base Salary (Jan. - Feb.)	March 2015 Increase	Annual Base Salary (December 31, 2015)	Salary as Shown in Parts III and V	March 2016 Increase	Current Annual Base Salary
Mr. Sutton (CEO)	$1,200,000	0.0%	$1,200,000	$1,200,000	0.0%	$1,200,000
Ms. Roberts (CFO)	$750,000	0.0%	$750,000	$750,000	0.0%	$750,000
Mr. Amick	$500,000	0.0%	$500,000	$500,000	0.0%	$500,000
Mr. Hoel	$580,000	3.4%	$600,000	$596,667	0.0%	$600,000
Mr. Nicholls	$710,000	0.0%	$710,000	$710,000	0.0%	$710,000

Variable Compensation: Overview and How We Assess Performance

We do not have guaranteed bonuses. Variable compensation is pay at risk and it is tied directly to both Company and individual performance. Company performance is based on the achievement of specific financial goals described below. Individual performance is rewarded upon achievement of specific pre-established objectives or priorities.

Element	IP Incentive Plan / Program	2015 Performance Metrics

Short-term Incentive Plan	Management Incentive Plan, or MIP	- Cash Flow from Operations - Absolute ROIC

Long-term Incentive Plan	Performance Share Plan, or PSP	- ROIC Relative to Peers - TSR Relative to Peers

Other equity awards, including awards of stock and service-based restricted stock/units, may be granted from time to time under limited circumstances to address specific recruitment, retention or other recognition efforts.

How and Why We Chose Our Performance Metrics and Peer Groups

Our incentive compensation plans are designed around achievement of pre-established performance objectives that will drive improved financial performance of the Company. Each year the Committee assesses the appropriateness of the performance metrics, and periodically makes adjustments based on the financial objectives most critical to the Company’s success.

We explain below why the Committee chose the performance metrics we used for our 2015 incentive compensation plans.

2015 ROIC PEER GROUP

Domtar Inc

Fibria Celulose S.A.

Klabin S.A.

Metsa Board (formerly M-real Corp)

Mondi Group

Packaging Corporation of America

Smurfit Kappa Group

Stora Enso Corp

UPM-Kymmene Corp

WestRock Company*

2015 TSR PEER GROUP

Alcoa Inc

Domtar Inc

Dow Chemical Company

E.I. DuPont de Nemours & Co

Fibria Celulose S.A.

Klabin S.A.

Mondi Group

Packaging Corporation of America

S&P 100 Index

S&P Basic Materials Index

Sappi Limited

Smurfit Kappa Group

Stora Enso Corp

United States Steel Corp

UPM-Kymmene Corp

WestRock Company*

Cash Flow from Operations1 is a measure of a company’s ability to generate cash and is an important indicator of its stock value. Focusing our leaders on generating cash flow is important to maintain a strong balance sheet, pay dividends, repurchase stock, repay debt, maintain our assets and make investments for future growth.

Return on Invested Capital (“ROIC”)2 measures a company’s returns and can be compared to the cost of capital. Earning an ROIC target that is equal to or greater than our cost of capital is necessary for the Company to create long-term value for our shareowners.

Total Shareholder Return (“TSR”)3 reflects share price appreciation and dividends paid. TSR can be used to compare the performance of companies’ stocks over time, and we measure our relative TSR position over a three-year period against our TSR Peer Group. This is a key financial measure that aligns our long-term incentive pay with the value we create for our shareowners.

See “Calculation of Performance Metrics” footnotes on following page.

Why We Use Different Peer Groups

In the chart below, we explain why we use different peer groups for compensation benchmarking and measuring Company performance in our incentive plans.

Peer Group	Composition	Rationale
CCG	Includes 20 companies from many industries (Companies range in size from approximately 0.5 to 2.0 times IP’s revenue, which puts us in the mid-range)	These are the companies against which we are likely to compete for executive talent. They are of comparable size and scope of operations to the Company, which is critical for benchmarking target TDC amounts.
ROIC Peers	Includes global industry competitors	These are the companies against which we compete for customer business.
TSR Peers	Broader cross-section of basic materials companies engaged in global manufacturing and capital-intensive businesses	These are the companies against which we compete for investment dollars; and we include two indices: the S&P 100 and the S&P Basic Materials Index, which are commonly used for comparative purposes when analyzing investments.

*MeadWestvaco	Corp. and Rock-Tenn Company merged in July 2015, forming WestRock Company.

Calculation of Performance Metrics

The footnotes below explain the details of our performance metric calculations.

¹	For purposes of the incentive compensation plans discussed here, Cash Flow from Operations is calculated as cash flow from discontinued and continuing operations as well as cash flow from special items, and is shown in the Company’s Statement of Cash Flow as “Cash Provided by (Used for) Operations.” Cash flow as a result of pension contributions or other unanticipated, highly unusual items may be excluded in the calculation of “Cash Flow from Operations” for purposes of determining achievement of this cash flow metric.

²	For purposes of the incentive compensation plans discussed here, ROIC is calculated as operating earnings before interest (including earnings from continuing and discontinued operations up through the date of sale), and before the impact of special items and non-operating pension expense, divided by average invested capital. Invested capital is total equity (adjusted for pension) plus interest bearing liabilities. The numerator in the Company’s ROIC metric excludes the impact of special items (such as gains or losses associated with asset sales, restructuring costs, and significant out-of-period or “one-off” items) and non-operating pension expense. We calculate International Paper’s ROIC and our peer companies’ ROIC using the same methodology.

³	For purposes of the incentive compensation plans discussed here, TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested in Company stock during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and ending of the performance period. We calculate International Paper’s TSR and our peer companies’ TSR using the same methodology.

Note: As discussed in detail on pages 32-33, beginning in 2016, the Company will use EBITDA as a performance metric in the MIP. EBITDA is defined as Earnings from Continuing Operations Before Interest, Income Taxes and Equity Earnings and before the impact of special items and non-operating pension expense plus Depreciation, Amortization and Cost of Timber Harvested.

Management Incentive Plan (“MIP”)

Overview

The MIP is an annual, cash-based incentive compensation plan designed to motivate employees to achieve our most critical short-term financial goals. In 2015, the MIP award pool, described below, was distributed among approximately 3,500 employees globally.

2015 Company Performance Metrics and Performance Achievement

The Company continued to use absolute ROIC and Cash Flow from Operations in determining 2015 MIP awards. The chart below describes the specific design elements.

2015 MIP Performance Metrics	Metric Weight	Threshold Performance Payout %	Target Performance Payout %	Maximum Performance Payout %

Absolute ROIC	50%	8.4% ROIC 50%	11.2% ROIC 100%	14.6% ROIC 200%

Cash Flow from Operations	50%	Achieve $2.4B 50%	Achieve $3.2B 100%	Achieve $3.8B 200%

The Committee believes our MIP performance targets should motivate management to achieve results that will drive superior investor returns.

2015 MIP Performance Metrics	Metric Weight	Actual Performance Attainment	Award Earned (% of Target)	Weighted Award Earned (% of Target)

Absolute ROIC	50%	11.0% ROIC	97.1%	48.6%

Cash Flow from Operations (A)	50%	$3.127B	95.4%	47.7%

Total Company Payout Percent				96.3%

(A)   In accordance with the 2015 MIP plan document, the Committee adjusted for the following items in determining sources and uses of cash for purposes of calculating performance achievement under the Cash Flow from Operations metric:

(i)	Excluded $0.750 billion pension contributions;

(ii)	Excluded $0.240 billion tax benefit resulting from pension contributions; and

(iii)	Included $0.037 billion proceeds from sale of fixed assets.

2015 Award Pool Calculation

The Company’s MIP target award pool is equal to the sum of each MIP-eligible employee’s target award, based on his or her position in the Company. To calculate the actual award pool, the target award pool is multiplied by the Company’s 2015 total payout percent of 96.3 percent, resulting in an award pool of approximately $100.2 million. This pool was distributed among all employee participants.

The Committee has the discretion to decrease the award pool and has done so in the past. Additionally, consistent with our philosophy that management should be rewarded for delivering outstanding financial results, the Committee has discretion to increase the award pool by up to 25 percent, provided the total final award pool does not exceed the maximum amount permitted under the 2015 MIP, which is 200 percent of target. The Committee did not exercise its discretion to decrease or increase the 2015 MIP award pool.

Individual MIP Awards

For all MIP-eligible employees, their respective awards are based on Company performance, but then modified by their individual performance. The CEO has discretion to recommend an award above the calculated award in recognition of exceptional individual performance beyond what is captured in explicit individual objectives. Additionally, individual MIP awards made to the SLT are capped at $10 million because they are made pursuant to a plan approved by our shareowners for the purpose of qualifying as performance-based compensation under Internal Revenue Code (“IRC”) Section 162(m).

The MIP award paid to each of our NEOs is described in Part III.

2016 Change

Upon approval by the Committee, the Company has altered the MIP performance metrics and their respective weightings for 2016 as follows: 70% EBITDA (up from 50% Cash Flow from Operations in 2015) and 30% ROIC (down from 50% ROIC in 2015). While EBITDA serves as an approximation for cash flow, this change reinforces the Company’s focus on earnings growth and operating profitability and incorporates a metric more widely used within our businesses to measure their performance, thereby providing our employees with better line of sight. See pages 32-33 for a detailed discussion of this change.

Performance Share Plan (“PSP”)

Overview

The PSP is a long-term, equity-based incentive compensation plan designed to motivate employees to create long-term shareowner value. PSP awards are granted in performance-based restricted stock units (“PSUs”) annually to approximately 1,300 management-level employees globally based on position in the Company and satisfactory performance evaluations. PSP awards are earned over three years based on the Company’s performance achievement in relative ROIC and relative TSR over the three-year performance period. Awards are paid in shares of Company stock. The number of shares ultimately paid may include additional shares for prorated PSP grants due to promotion during the grant year and includes the reinvestment of dividends earned on such shares during the three-year performance period.

The Committee does not have discretion to adjust performance achievement upward, but may adjust it downward in the event the Company experiences negative ROIC or negative TSR. In addition, in December 2014, the Committee approved a cap on performance achievement in the event of negative TSR. Beginning with the 2015 PSP grant, if the Company’s TSR over the three-year performance period is negative, performance achievement for the TSR portion of the PSP award may not exceed 100%.

Company Performance Metrics and Objectives

In 2015, the PSP continued to focus on relative performance in ROIC and TSR as shown below. Our officers’ awards are more heavily weighted to TSR, as compared to other employees’ awards. We believe our most senior leaders, who more directly influence the strategic direction of the Company, should have a greater percentage of their PSP awards tied to TSR, as it better aligns their pay with the long-term interests of the Company and our shareowners.

2015-2017 PSP Performance Metrics	Metric Weight		Performance Objective
	Officers	Non- Officers	Threshold Payout %	Target Payout %	Maximum Payout %

ROIC Relative to Peers	50%	75%	Rank 9 of 12 25%	Rank 6 of 12 100%	Rank 1 of 12 200%

TSR Relative to Peers	50%	25%	Rank 13 of 18 25%	Rank 9 of 18 100%	Rank 1 of 18 200%

Payout Calculation

Based on market data, each PSP participant has a target award based on his or her position. The actual number of shares paid may be higher or lower than the target award, based solely on the Company’s performance achievement. Possible payouts under the 2015 PSP range from 0 percent to 200 percent of the target award.

2013 – 2015 PSP Payout

For the 2013 – 2015 PSP, the performance achievement approved by the Committee in February 2016 is shown in the chart below, and the award paid to each of our NEOs is described in Part III.

2013–2015 PSP Performance Metrics	Metric Weight for Officers	2013-2015 Performance Results and Award Earned

ROIC Relative to Peers	50%	Ranked 3 of 11A,B 72.5%

TSR Relative to Peers	50%	Ranked 13 of 17B 12.5%

Total 2013-2015 PSP Payout for Officers		85.0%

A – Boise Inc. was eliminated from the peer group due to its acquisition by PCA.

B – MeadWestvaco Corp and Rock-Tenn Company merged in July 2015, forming WestRock Company.

Other Equity Awards

Grants of Stock and Restricted Stock / Units

Other types of equity awards, such as grants of stock, restricted stock awards (“RSAs”) or restricted stock units (“RSUs”), are used infrequently for purposes of recruitment, retention or recognition. Vesting provisions for these awards vary on a case-by-case basis, but in all cases are forfeited if the participant voluntarily terminates employment prior to vesting. During 2015, there were no equity awards other than the PSP awards granted to any SLT members.

Health Benefits

Health benefits are offered to all U.S. salaried employees and the Company pays approximately half of the costs to provide those benefits. The NEOs participate in the same health programs as other U.S. salaried employees. We do not offer any supplemental health care benefits to the SLT. Employees who annually earn more than $150,000 pay 25 percent more, on average, for comparable plans than employees who annually earn less than $75,000.

Retirement Benefits

The Company provides attractive retirement benefits that help the Company remain competitive in the market for top talent. In addition to our tax-qualified 401(k) savings plan and, if applicable, the Deferred Compensation Savings Plan, we provide retirement benefits to our U.S. salaried employees, including the SLT, as follows:

•	For employees hired prior to July 1, 2004: retirement benefits are provided under the Retirement Plan and the Pension Restoration Plan.

•	For employees hired on or after July 1, 2004: retirement benefits are provided through a retirement savings account funded by the Company through the Salaried Savings Plan.

We offer the Pension Restoration Plan to supplement the Retirement Plan for employees whose compensation is greater than the limits set by the Internal Revenue Service (“IRS”) for qualified retirement plans. Absent this plan, certain employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us.

Members of the SLT may receive their non-qualified pension benefits under the Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”). We have offered the SERP since 1983 to recruit and retain senior and mid-career executives. The benefit formula was reduced for all new entrants into the program after June 30, 2004.

SERP participants become vested upon reaching age 55 with five years of service and, once vested, are eligible to receive their SERP benefit following retirement at the earlier of age 55 with 10 years of service or age 65 with five years of service. As described in the narrative following the “Pension Benefits” table, SERP benefits are calculated under one of two formulas, depending on the dates of the participant’s employment and SERP eligibility.

The SERP was closed to new participants, effective January 1, 2012, due to the declining prevalence of this benefit in the market. In addition, as approved by the Committee in February 2014, the Company will freeze participation (including credited service and compensation) in the Retirement Plan, Pension Restoration Plan and SERP for eligible salaried employees, including the named executive officers, for all service on or after January 1, 2019. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions.

Retiree Medical Benefits

Effective January 1, 2016, the Company no longer provides retiree medical benefits to U.S. salaried employees. However, the Company does offer assistance in enrolling in such benefits through the individual market. For employees whose years of age and service were equal to or greater than 60 on January 1, 2004, the Company will make a one-time contribution upon retirement to the retiree’s Health Reimbursement Account (“HRA”) based on his or her age at retirement. Messrs. Sutton and Hoel and Ms. Roberts are eligible for this subsidy because they met the age and service requirements on January 1, 2004.

We also offer a Retiree Medical Savings Plan (“RMSP”) to U.S. salaried employees. Upon reaching age 45, employees may contribute to an RMSP account, and the contributions are credited with a Company match. Amounts contributed to the RMSP may be used to reimburse the cost of retiree medical coverage. Each of the NEOs is eligible to participate in the RMSP.

Salaried Savings Plan (“SSP”) and Deferred Compensation Savings Plan (“DCSP”)

The Company maintains a tax-qualified Salaried Savings Plan (“SSP”), an IRC Section 401(k) plan, for U.S. salaried employees. Under the SSP, participants may defer compensation for retirement up to the limits set by the IRS.

In addition, the Company offers an unfunded, non-qualified Deferred Compensation Savings Plan (“DCSP”) for employees whose compensation is higher than the compensation limit set by the IRS for tax-qualified plans. The DCSP permits additional deferrals up to 85 percent of compensation, including base salary and MIP, beyond the contribution limits set by the IRS.

Deferred amounts under both the SSP and DCSP are credited with Company matching contributions equal to 70 percent of the participant’s contributions up to 4 percent of their compensation, plus 50 percent of contributions up to an additional 4 percent of compensation.

Amounts deferred in the DCSP earn returns based on investment options modeled after the investment funds in the SSP elected by the participant. Details regarding the DCSP follow the “Non-Qualified Deferred Compensation” table.

Salaried Employee Severance Plan

The Company provides severance to U.S. salaried employees who are involuntarily terminated. SLT members participate in the same Salaried Employee Severance Plan that covers all U.S. salaried employees. The plan provides a lump-sum payment equal to two weeks’ salary for every year or partial year of service. Under certain circumstances, supplemental severance may be paid. Supplemental severance is limited by the Board policy described in Part IV.

Employees are eligible for severance if they are terminated through no fault of their own and sign a termination agreement acceptable to the Company. The termination agreement includes confidentiality provisions, as well as restrictive covenants, as appropriate.

Perquisites and Other Personal Benefits

The Company presently offers no perquisites to our NEOs other than:

•	the CEO’s limited personal use of Company aircraft, which is described in Part IV and disclosed in Part V;

•

standard benefits under our Global Mobility Policy, which establishes many of the benefits provided to employees who serve or have served as expatriates, which are described on the next page and disclosed in Part V; and

•	benefits granted to grandfathered participants in our Executive Supplemental Life Insurance Program (“ESIP”), which are described on the next page and disclosed in Part V.

As disclosed in Part V, in 2015 the Company paid a third-party vendor to install security equipment at Mr. Sutton’s residence as a result of bona fide business-related security concerns.

Global Mobility Policy Benefits

The Company provides standard benefits to globally mobile employees under our Global Mobility Policy. This program is designed to relocate and support employees who are sent on an assignment outside of their home country. The purpose of the program is to make sure that when the Company requests that an employee move outside his or her home country, economic considerations do not play a role. This helps the Company quickly meet its business needs around the world and develop its employees. Under the tax equalization provision of the program, we make the payments that are necessary to ensure the international assignee does not pay more or less taxes, regardless of the country of assignment, than the assignee would have paid had he or she remained in the home country during the tax period involved.

As a U.S. citizen, Mr. Amick participated in the program when he was based in India. Although he moved back to the U.S. in late 2014 and no longer participates in the program, certain benefits and payments related to his prior assignment in India, including tax equalization payments and transportation of household goods, were paid in 2015 (as disclosed in Part V).

Executive Supplemental Life Insurance (“ESIP”)

This SLT benefit was closed to new participants effective January 1, 2008, and thus Mr. Amick and four other SLT members do not have this benefit. The ESIP provides an individually owned, permanent life insurance policy with a pre-retirement death benefit equal to two times annual salary and a cash value accumulation designed to provide a post-retirement death benefit equal to one times final salary. The Company pays the full premium cost, and participants are responsible for the income tax due on the premiums.

Change-in-Control Agreements

The Company has entered into change-in-control agreements with certain executives that provide severance and other benefits in the event of a change in control of the Company. Our Board believes that maintaining change-in-control agreements is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. Our program is available only to the SLT, except for those vice presidents grandfathered in the program as of February 2008.

We believe this program aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

As part of its ongoing oversight of this program, the Board modified it in 2010 to eliminate the excise tax gross-up provision, replacing it with a “best net” calculation. Under this “best net” approach, the Company will, prior to making any payments, perform a calculation comparing:

•	the net benefit after payment of excise tax by the executive that would be applied, and

•	the net benefit if the payment had been limited to the extent necessary to avoid the imposition of an excise tax.

This comparison will determine the higher “net” benefit payable under the agreement. Benefits are not payable unless an irrevocable release of any employment-related claims is signed. This change reflects a best practice in the marketplace. In no event will the Company pay a gross-up for excise taxes.

In 2013, the Committee and the Board approved and required our officers to sign amended change-in-control agreements. The new agreements provide for double-trigger acceleration of equity-award vesting upon a change in control when the acquiring company provides replacement awards as substitution for outstanding equity awards. Previously, the agreements provided for single-trigger equity-award vesting upon a change in control in all circumstances. The double trigger requires both a change in control and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) for the vesting of equity awards to accelerate. This treatment is widely recognized as a good governance practice, as it prevents officers from receiving an automatic windfall in the event of a change in control. It also serves as an incentive for the officers to continue with the Company through and after a change in control in order to receive the benefit of their unvested equity awards.

Benefits Available Upon Termination of Employment Following Change in Control

As shown in greater detail in the “Potential Payments Upon Qualifying Termination After Change in Control” table in Part V, our change-in-control agreements provide the following benefits to NEOs only if there has been both a change in control of the Company and a qualifying termination of employment, i.e., they are terminated without cause by the new employer or the employee departs for “good reason” within two years of the change in control (“double-trigger” benefits):

•	Cash severance payment equal to three times (two times for Mr. Amick) the sum of base salary plus target MIP;

•

Prorated MIP for the year of termination of employment (based on target achievement if the employee is terminated in the same year as the change in control, or based on actual achievement if the employee is terminated in the year following the change in control);

•

SERP participants whose benefit is calculated under Formula A (see description above “Pension Benefits” table in Part V) will receive a benefit equal to the higher of (i) 50 percent of compensation, or (ii) the SERP benefit that would be paid absent a change in control but with three additional years of service and age. SERP participants whose benefit is calculated under Formula B (see description above “Pension Benefits” table in Part V) will receive their benefit calculated under the Pension Restoration Plan that would be paid absent a change in control, but with three additional years (two additional years for Mr. Amick) of service and age;

•	Medical and dental insurance for three years (two years for Mr. Amick); and

•	Where replacement awards are provided in substitution for outstanding equity awards upon the change in control, all such replacement awards vest and become unrestricted.

Beginning in 2012, for change-in-control agreements with future non-CEO SLT members, the cash severance payment multiple has been reduced to two times (from three times) the sum of base salary plus target MIP, and the additional years of pension credit and the benefit continuation period have been reduced to two years (from three years).

Benefits Available upon Change in Control

Currently, the following benefits are payable upon a change in control and do not require termination of employment:

•

Where replacement awards (as defined in the change-in-control agreements) are not provided in substitution for outstanding equity awards upon the change in control, all equity awards vest and become unrestricted, as follows:

1.	All PSP shares vest and the full value of all PSP awards is paid for all performance periods (including those not yet completed) based on (a) target performance if the change in control occurs during the first year of the performance period, and (b) actual performance measured through the date of the change in control if it occurs on or after the first year of the performance period;

2.	Service-based restricted stock awards vest and become unrestricted; and

•	SERP participants whose benefit is calculated under Formula A will vest in their benefit and the minimum benefit will increase from 25 percent of compensation to 50 percent of compensation.

We have offered these limited single-trigger benefits for the purpose of:

•	Maintaining our competitiveness in attracting and retaining executive talent;

•	Ensuring that our executives receive the benefit of their efforts prior to a change in control and are not penalized with a loss of equity compensation; and

•

Further aligning the interests of our executives with our shareowners, since the risk of losing equity compensation could create a conflict of interest for our executives if the Company were pursuing a change-in-control transaction.

In light of the difficulty in determining relative performance achievement in our PSP following a change in control of the Company, we provide for payment of PSP awards as described above. Further, in light of the seniority of our covered executives, and their proximity to retirement age, we believe that increasing their pension protection provides appropriate retirement security in their employment following a change in control.

Part III: NEO Compensation

2015 Actual “Realized” Compensation: Description and Comparison to 2015 Targeted Compensation

In this Part III, we describe the 2015 compensation actually “realized” by each NEO, as well as the rationale for each such compensation element and amount. We also illustrate 2015 targeted versus actual compensation in the individual graphs for each NEO.

The “Target” column includes:

(i)	2015 actual base salary paid;

(ii)	2015 target MIP; and

(iii)	the target value of the 2013-2015 PSP granted in 2013.

The “Actual” column represents what we believe is the appropriate way to illustrate 2015 actual pay earned, and includes:

(i)	2015 actual base salary paid;

(ii)	2015 MIP paid in February 2016; and

(iii)	the actual value of the 2013-2015 PSP paid (including reinvested dividends) in February 2016.

In comparing the following charts to the Summary Compensation Table, you will see the value shown for the “equity awards” differs. PSP awards granted in 2015 are shown in the Summary Compensation Table, while the following charts show PSP awards valued and paid in 2016 for performance periods ending in 2015. The equity awards for the 2013-2015 PSP in the following charts were valued based on the closing price ($34.97) of the Company’s common stock on February 5, 2016, which is the trading day immediately preceding the date the Committee approved payout of the 2013-2015 PSP award.

Comparison of 2015 Targeted Compensation to CCG Median

The compensation benchmarking review used to establish NEO target TDC amounts for 2015 indicated that the three NEOs without pending promotions (Ms. Roberts and Messrs. Hoel and Nicholls) had current target TDC amounts that were 83% of the market median, in aggregate. While the market comparisons of 2014 target TDC amounts for Messrs. Sutton and Amick were not relevant in light of their pending promotions, the market data was used by the Committee for establishing target TDC amounts for their new roles as Chairman & CEO and SVP - North American Papers, Pulp & Consumer Packaging, respectively. The Committee established Mr. Sutton’s target TDC in his first full year as CEO (2015) at 79% of the market median and established Mr. Amick’s target TDC in his first full year in his new role (2015) at 75% of the market median.

Comparison of CEO’s Compensation to Other NEOs’ Compensation

We do not have a policy that dictates a specific ratio of CEO compensation to other NEOs or the SLT. Generally, we base our compensation decisions on principles of internal equity and external market competitiveness. The difference that exists between our CEO’s compensation and our other NEOs is based on the complexity of the CEO’s leadership responsibilities for the global enterprise.

Mark S. Sutton Chairman of the Board and Chief Executive Officer
Mark Sutton has over 31 years of service with the Company and was appointed CEO effective November 2014 and Chairman of the Board effective January 2015. Mr. Sutton served as President and Chief Operating Officer from June through October 2014, prior to which he was Senior Vice President, Industrial Packaging, a role he assumed in November 2011. Prior to that role, he led our Printing and Communication Papers business since January 2010. He previously served as Senior Vice President – Supply Chain from March 2008 through 2009, Vice President – Supply Chain from June 2007 through February 2008, and Vice President – Strategic Planning from January 2005 through May 2007.

2015 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2015 Base Salary	$1,200,000 (no base salary increase in 2015)	No base salary adjustment was deemed necessary in 2015 in light of Mr. Sutton’s relatively recent promotion to the role of CEO and the base salary increase relating to such promotion.
2015 MIP Award	$1,681,200 (93.4% combined Company and individual performance achievement)

Mr. Sutton’s MIP payout was based on the Company’s financial performance and his individual achievements, but also reflects opportunities for improvement at the Company in the area of safety. Among the achievements considered by the Committee in its evaluation of Mr. Sutton and its compensation recommendations to the Board were:

•  Successfully assumed role as Chairman of the Board.

•   Led the Company to deliver record ROIC in 2015.

•  Led the Company to generate highest adjusted earnings per share, or EPS, in 20 years.

•  Returned additional cash to shareowners in 2015, with fourth consecutive year of double-digit percentage increase in annual dividend and repurchase of approximately $500 million of shares.

2013-2015 PSP Payout	39,924 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $1,396,142)	PSP payout of 85% is based solely on the Company’s performance achievement in relative ROIC and relative TSR described in Part II.

The chart below compares Mr. Sutton’s 2015 actual compensation paid against targeted compensation amounts.

Note: Mr. Sutton’s target and actual compensation for 2015 (illustrated above) reflects the target and actual values of an equity-based LTI (PSP) award granted in 2013, before Mr. Sutton became CEO or even President and COO.

Carol L. Roberts Senior Vice President – Chief Financial Officer
Carol Roberts has over 34 years of service with the Company. She has served as our CFO since November 2011. Prior to this, she led our Industrial Packaging Group (“IPG”) business, which represents a significant part of the Company’s overall business. Ms. Roberts began her career with International Paper in 1981 as an Associate Engineer at a mill in Mobile, Alabama. Ms. Roberts was named Vice President of our Industrial Packaging business in 2000 and was named Senior Vice President in late 2005. Until June 2015, Ms. Roberts was a director of Ilim Holding S.A., a Swiss holding company in which International Paper holds a 50% interest, and of its subsidiary, Ilim Group.

2015 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2015 Base Salary	$750,000 (no base salary increase in 2015)	No base salary adjustment was deemed necessary in 2015 in light of our CCG benchmarking data.
2015 MIP Award	$743,900 (99.2% combined Company and individual performance achievement)

Ms. Roberts’ MIP payout was based on the Company’s financial performance and her individual achievements. Among the achievements considered by the Committee were:

•   Led successful execution of extension of the installment notes from the sale of the Company’s forestlands and the loan agreements used to monetize such notes, as well as the restructuring of the underlying entities.

•   Executed excellent cash management and allocation decisions, including returning additional cash to shareowners in 2015 with fourth consecutive year of double-digit percentage increase in annual dividend and repurchase of approximately $500 million of shares.

•  Provided active involvement and effective leadership in Russia as a Board member at the Company’s Ilim JV, which achieved record operational EBITDA in 2015.

•  Made important contributions toward the Company’s 2015 achievement of record ROIC and highest adjusted EPS in 20 years.

2013-2015 PSP Payout	45,716 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $1,598,689)	PSP payout of 85% is based solely on the Company’s performance achievement in relative ROIC and relative TSR described in Part II.

The chart below compares Ms. Roberts’ 2015 actual compensation paid against targeted compensation amounts.

W. Michael Amick, Jr. Senior Vice President – North American Papers, Pulp and Consumer Packaging
Mike Amick has over 25 years of service with the Company. In November 2014, Mr. Amick assumed responsibility for our North American Papers, Pulp and Consumer Packaging businesses. Mr. Amick previously served as Vice President & President, IP India, since August 2012, and as Vice President and General Manager for our coated paperboard business from 2010 to 2012. From 2007 to 2010, Mr. Amick served as Vice President, xpedx, and prior to that, as Vice President, Supply Chain, from 2002 to 2006. Mr. Amick began his career with IP in 1990 as an Area Process Manager at our Louisiana Mill.

2015 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2015 Actual Base Salary Paid	$500,000 (no base salary increase in 2015)	No base salary adjustment was deemed necessary in 2015 in light of Mr. Amick’s relatively recent promotion to his SVP role and the base salary increase relating to such promotion.
2015 MIP Award	$350,300 (93.4% combined Company and individual performance achievement)

Mr. Amick’s MIP payout was based on the Company’s financial performance and his individual achievements, but also reflects opportunities for improvement in the area of safety for the businesses he oversees. Among the achievements considered by the Committee were:

•   Led North American Printing Papers business to several big customer wins, which helped grow its overall market share.

•   Led North American Printing Papers to improved year-over-year EBITDA performance.

•  Led Consumer Packaging’s Foodservice business to market share and revenue growth while completing significant capacity expansion in Kenton, Ohio, on time and under budget.

•   Led the strategic initiative to expand the Company’s fluff pulp business and convert the Riegelwood, North Carolina, mill to 100% pulp.

2013-2015 PSP Payout	8,988 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $314,310)	PSP payout of 85% is based solely on the Company’s performance achievement in relative ROIC and relative TSR described in Part II.

The chart below compares Mr. Amick’s 2015 actual compensation paid against targeted compensation amounts.

William P. Hoel Senior Vice President – Container The Americas
Bill Hoel has over 32 years of service with the Company. Mr. Hoel has served as Senior Vice President, Container The Americas, since February 2012. He previously served as Vice President, Container The Americas, from 2005 to 2012, Senior Vice President, Corporate Sales & Marketing, from 2004 to 2005, and Vice President, Wood Products, from 2000 to 2004.

2015 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2015 Actual Base Salary Paid	$596,667 (incorporates 3.4% increase effective March 2015)	Mr. Hoel’s base salary increase better aligned his pay with comparable positions within our CCG companies.
2015 MIP Award	$491,100 (96.3% combined Company and individual performance achievement)

Mr. Hoel’s MIP payout was based on the Company’s financial performance and his individual achievements. Among the achievements considered by the Committee were:

•   Led the Container The Americas (CTA) business to a 50% year-over-year reduction in LIFE (life-changing injury and fatality elimination) events.

•   Led CTA to market share “net wins.”

•   Led CTA to outstanding waste performance.

•  Led successful completion of box plant system optimization project.

2013-2015 PSP Payout	24,976 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $873,411)	PSP payout of 85% is based solely on the Company’s performance achievement in relative ROIC and relative TSR described in Part II.

The chart below compares Mr. Hoel’s 2015 actual compensation paid against targeted compensation amounts.

Timothy S. Nicholls Senior Vice President – Industrial Packaging

Tim Nicholls has over 24 years of service with the Company. In November 2014, Mr. Nicholls assumed responsibility for our Industrial Packaging Group (“IPG”) business. He served as our CFO from December 2007 through November 2011, when he assumed responsibility of our Printing and Communication Papers and Latin American businesses, a role he held for three years. Mr. Nicholls previously served as Vice President and Executive Project Leader of IP Europe during 2007, and Vice President and CFO of IP Europe from 2005 to 2007. He was also President of Weldwood (formerly a wholly owned subsidiary of International Paper headquartered in Vancouver, Canada) from 2002 to 2005.

2015 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2015 Actual Base Salary Paid	$710,000 (no base salary increase in 2015)	No base salary adjustment was deemed necessary in 2015 in light of our CCG benchmarking data.
2015 MIP Award	$616,300 (96.3% combined Company and individual performance achievement)

Mr. Nicholls’ MIP payout was based on the Company’s financial performance and his individual achievements. The Committee considered the following achievements by Mr. Nicholls in making its decision:

•   Provided strategic leadership to IPG, which resulted in strong margins and earnings for the business.

•   Led IPG to achieve EBITDA margin of 23.6% in 2015.

•  Led North American IPG to second consecutive year of operating profit over $2 billion.

•  Effectively led the containerboard mill optimization strategy for IPG.

2013-2015 PSP Payout	45,716 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $1,598,689)	PSP payout of 85% is based solely on the Company’s performance achievement in relative ROIC and relative TSR described in Part II.

The chart below compares Mr. Nicholls’ 2015 actual compensation paid against targeted compensation amounts.

Part IV: Other Governance and Compensation Related Matters

Insider Trading and Anti-Hedging/Anti-Pledging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including the SLT and Board members. These policies include information regarding trading “blackout” periods and explain when transactions in Company securities are permitted. The policies strictly prohibit our SLT and Board members (as well as our corporate controller) from holding Company securities in a margin account or pledging them as collateral for a loan and from engaging in any of the following short-term or speculative transactions involving Company securities:

•	short sales;

•	publicly traded options, such as puts, calls or other derivative instruments;

•	hedging and monetization transactions, such as zero-cost collars, forward-sale contracts, equity swaps and exchange funds.

In October 2015, upon approval by the Committee, the policy prohibition against these types of transactions was expanded to apply to all Company officers.

Rule 10b5-1 Trading Plans

SLT members are permitted to establish trading plans under Section 10b5-1 of the Exchange Act during certain open trading windows when the executive does not possess any material, non-public information about the Company. The purpose of these plans is to permit the executive to diversify his or her holdings of Company stock during periods in which the executive would otherwise be unable to buy or sell such stock because he or she possessed material, non-public information about the Company. In consultation with his or her financial advisor, each executive may enter into his or her own pre-determined plan, which includes specific instructions for the broker to exercise stock options and/or sell Company stock on the open market. Any such trading plan must be submitted in writing to the Company’s General Counsel for review and approval prior to its effective date and must meet certain requirements, including:

•	no purchases or sales of Company securities may be made outside of the plan, once in effect;

•	the plan must run for at least one year and no more than 18 months (but can end prior to that time if all sales or purchases have been completed);

•

a plan may not be voluntarily terminated prior to its expiration date without the General Counsel’s pre-approval or when the executive possesses any material, non-public information about the Company, and a new plan may not be established until at least 180 days after any such voluntary termination;

•	the first trade under the plan cannot occur until 30 days after execution of the plan; and

•	execution of the plan is disclosed in an SEC filing.

None of our SLT members currently has such a plan.

Officer Stock Ownership and Retention Requirements

All of our officers are expected to own shares of our common stock with a minimum market value based on a multiple of base pay. This policy is intended to align our officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position:

Position	Current Ownership Requirement
Chief Executive Officer	6x base pay
President	5x base pay
Executive Vice President	4x base pay
Senior Vice President	3x base pay
Vice President	1x base pay

The following are counted toward meeting the ownership requirement:

•

Freely held shares (whether purchased on the open market; fully earned through a Company long-term incentive compensation plan or program, such as shares paid out under the PSP and vested RSA shares; or acquired through option exercises);

•	“Beneficial” shares held indirectly by a trust or by a family member (spouse, dependent child or other family member residing in household); and

•	Share equivalents held in the Salaried Savings Plan and Deferred Compensation Savings Plan.

However, the following are not counted toward meeting the ownership requirement:

•	Unvested restricted shares (e.g., PSP awards and RSAs); and

•	Unexercised stock options.

Officers are required to retain 50 percent of their net shares paid under any Company long-term incentive plan or program, such as shares paid out under the PSP and vested RSA shares, until their ownership requirements are satisfied. SLT stock ownership is reviewed annually by the Committee to assure compliance. As of our last annual evaluation, all SLT members were in compliance with our policy.

Board Policy on Personal Use of Company Aircraft

The Board encourages the CEO to use Company aircraft for business continuity and efficiency purposes, where appropriate. Use of the Company aircraft allows the CEO to be available at all times for business needs, whether on business or personal travel. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Sutton is authorized to use the Company aircraft for personal travel and is required to reimburse the Company for the incremental cost of personal use of the aircraft above $75,000. The value of personal use of the aircraft that is not reimbursed is imputed income to him, and is not grossed up for taxes.

Clawback or Forfeiture of Incentive Awards

Both MIP and PSP awards are subject to a clawback provision contained in our plan documents. Under this clawback provision, if the Company’s financial statements are restated as a result of errors, omission, or fraud, the Committee may, at its discretion, based on the facts and circumstances surrounding the restatement, require some or all participants to return all or a portion of their awards to the Company.

In addition, both MIP and PSP awards may be forfeited in the event a participant engages in conduct that is detrimental to the business interest or reputation of the Company. Additionally, an SLT member who does not provide one-year’s notice of retirement may forfeit his or her MIP and PSP awards.

Non-Competition and Non-Solicitation Agreements

The Company maintains Non-Competition and Non-Solicitation Agreements with leaders of the Company to prohibit such leaders from engaging in certain competitive activities and to protect confidential information and trade secrets from unauthorized use or disclosure. Each of our NEOs has entered into a Non-Competition Agreement and a Non-Solicitation Agreement. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards.

Board Policy on (Non-CIC) Severance Agreements with Senior Officers

A supplemental severance payment to the CEO must be approved by the independent directors of the Board. A supplemental severance payment to any other executive officer must be approved by the Committee. Moreover, pursuant to a 2005 Board policy, in the absence of a change in control, the supplemental severance, plus severance under the Salaried Employee Severance Plan, may not exceed two times base salary plus target MIP for the year in which the termination occurs. This limit does not apply to other benefits that may be payable, such as restricted stock, PSP, retirement benefits, or post-termination benefits that are available to employees generally, such as continued medical and dental benefits. Any severance amount greater than the amount described above must be approved in advance by our shareowners.

Prohibition on Repricing

We do not backdate or reprice equity grants. Our incentive compensation plan provides that stock options may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award or for cash would be considered an indirect repricing and, therefore, would require the prior consent of our shareowners.

Equity Grant Practices

The Company does not have any program, plan or practice to time, and has not timed, equity grants in coordination with the release of material non-public information.

Annual equity grants (including pro rata grants for promotions and employees hired in the prior year) under the PSP are approved at the Committee’s meeting in December. Having a pre-determined annual grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time.

Service-based restricted stock awards are used infrequently, and may be granted anytime during the year by Mr. Kadien (as delegated by the Board) within parameters approved by the Committee. An award to an SLT member requires approval by the Committee (or by the Board for an award to the CEO).

Deductibility of Executive Compensation

The goal of the Committee is to comply with the provisions of IRC Section 162(m), which allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the IRC. We generally structure incentive compensation plans with the objective that amounts paid under those plans will be tax deductible, and the plans must be approved by the Company’s shareowners. However, the Committee may elect to provide incentive compensation outside the requirements of Section 162(m) when necessary to achieve its compensation objectives. Each element of incentive compensation earned by our NEOs in 2015 qualified as performance-based compensation under Section 162(m).

Accounting for Stock-Based Compensation

The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

The Company withholds PSP shares payable to a participant at the statutory minimum withholding rate to pay the participant’s federal taxes. Previously, SLT members could elect to have additional shares withheld (up to 85 percent of the earned award) for payment of taxes. Because we offered this option to our SLT, their PSP awards were considered “liability” awards for accounting purposes. This means that we re-measured the amount of the PSP liability at fair market value at each quarterly balance sheet date with the resulting income or expense recorded by the Company in the quarter. In 2014, the Committee retroactively eliminated this SLT benefit to conform with best practices. Effective with the 2013 PSP grant (which was paid in February 2016) and with all subsequent grants, the Company withholds PSP shares payable to all participants, including all SLT members, at the statutory minimum withholding rate.

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the Committee, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s executive officers.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its proxy statement on Schedule 14A filed in connection with the Company’s 2016 Annual Meeting of Shareowners.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such laws.

Management Development and Compensation Committee

J. Steven Whisler, Chairman David J. Bronczek Ilene S. Gordon	John L. Townsend, III William G. Walter

Part V: Additional Information About Executive Compensation

The following tables in this Part V provide detailed information regarding compensation for our NEOs.

Summary Compensation Table

The table below shows base salary, bonus, stock awards under our PSP and, if applicable, RSA program, cash awards under our MIP, the change in pension value, and all other compensation to our NEOs for the years ended December 31, 2015, 2014, and 2013.

Messrs. Sutton, Amick and Hoel received promotions in 2014 and thus were granted two PSP awards in January 2015: the usual 2015-2017 PSP award, as received by all NEOs; and a pro-rated 2014-2016 PSP award to reflect their respective promotions. Accordingly, as described in footnote (1) to the table below, the amounts shown for Messrs. Sutton, Amick and Hoel for 2015 in the “Stock Awards” column include the value of both awards.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark S. Sutton	2015	1,200,000	10,901,741	1,681,200	2,886,189	173,292	16,842,422
CEO & Chairman of the Board (Principal Executive Officer)	2014	880,708	1,784,032	911,400	3,044,519	74,740	6,695,399
	2013	628,875	1,797,184	577,000	416,045	58,008	3,477,112
Carol L. Roberts	2015	750,000	1,980,477	743,900	238,998	95,441	3,808,816
Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2014	742,500	2,992,703	653,100	2,464,636	95,375	6,948,314
	2013	720,000	2,057,931	633,000	—	91,301	3,502,232
W. Michael Amick, Jr.	2015	500,000	1,991,891	350,300	341,657	1,044,932	4,228,780
Senior Vice President, N.A. Papers, Pulp and Consumer Packaging
William P. Hoel	2015	596,667	1,605,055	491,100	1,102,673	76,667	3,872,162
Senior Vice President, Container The Americas
Timothy S. Nicholls	2015	710,000	1,980,477	616,300	214,017	64,060	3,584,854
Senior Vice President, Industrial Packaging	2014	710,000	2,992,703	653,100	1,499,862	64,353	5,920,018
	2013	710,000	2,057,931	434,000	8,736	66,225	3,276,892

(1)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards under our PSP and RSA programs granted to the NEO during each year, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values for the 2015 fiscal year may be found in Note 18 to our audited financial statements beginning on page 79 of our annual report on Form 10-K filed with the SEC on February 25, 2016. The value shown for 2015 includes the aggregate grant date fair value of each NEO’s 2015-2017 PSP award and, for Messrs. Sutton, Amick and Hoel, the aggregate grant date fair value of pro-rated 2014-2016 PSP awards they each received in January 2015 to reflect their respective promotions in 2014. The maximum value of the 2015-2017 PSP awards (and for Messrs. Sutton, Amick and Hoel, the maximum value of their respective 2015-2017 PSP awards and pro-rated 2014-2016 PSP awards combined) based on achieving maximum Company performance is as follows: Mr. Sutton: $21,803,483; Ms. Roberts: $3,960,953; Mr. Amick: $3,983,782; Mr. Hoel: $3,210,110; and Mr. Nicholls: $3,960,953.

(2)	Represents the amount earned under the MIP based on Company and individual performance during the year shown, which is paid in February of the following year.

(3)

Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP as shown in the “Pension Benefits” table. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Changes in value arise from, among other things, additional benefit accruals for another year of service, changes in pensionable compensation, the decrease in the discount period and the impact of a change in the discount rate from the prior year’s measurement, and changes in mortality rate assumptions. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate is based on economic conditions at year end. The NEOs do not receive “preferential or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit.

(4)	A breakdown of the “All Other Compensation” amounts for 2015 is shown in the following table:

Name	Company Matching Contribution ($)(a)	Group Life Insurance ($)(b)	ESIP ($)(c)	Corporate Aircraft ($)(d)	Security Equipment ($)(e)	Company Matching Gift ($)(f)	Amount Related to Overseas Assignment ($)(g)	Tax Return Preparation ($)(h)	Total ($)(i)
M. S. Sutton	57,600	6,048	42,790	40,150	20,704	6,000	—	—	173,292
C. L. Roberts	67,349	3,780	16,069	—	—	6,048	—	2,195	95,441
W. M. Amick, Jr.	34,579	2,523	—	—	—	3,600	1,003,411	819	1,044,932
W. P. Hoel	50,480	3,007	17,168	—	—	6,012	—	—	76,667
T. S. Nicholls	34,080	3,581	17,399	—	—	9,000	—	—	64,060

(a)	Represents the Company match to the NEO’s contribution to the Salaried Savings Plan and Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table.
(b)	Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.
(c)	Represents the amount paid by the Company for the NEO’s executive supplemental insurance program (“ESIP”).
(d)	Represents the aggregate incremental cost to the Company of Mr. Sutton’s personal travel on Company aircraft. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Sutton is required to reimburse the Company for the incremental cost of personal use of the aircraft above $75,000; no such reimbursement was required in 2015. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Sutton. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We impute into Mr. Sutton’s income the value of personal use of the aircraft in accordance with IRS regulations, minus any amounts he reimbursed during the calendar year. Mr. Sutton receives no tax gross-up on this imputed income.
(e)	Represents the aggregate incremental cost to the Company of security equipment installed at Mr. Sutton’s residence.
(f)	Represents the Company’s 60-percent match of each NEO’s donation to the United Way of America as part of a Company-wide campaign.
(g)	Represents standard amounts payable under our Global Mobility Policy for expatriates. As a U.S. citizen, Mr. Amick participated in the program when he was based in India. Although he moved back to the U.S. in late 2014 and no longer participates in the program, certain benefits and payments related to his prior assignment in India, including tax equalization payments ($924,208) and transportation of household goods ($74,178), were paid in 2015.
(h)	Represents payment of fees for the preparation of Ms. Roberts’ and Mr. Amick’s individual income tax returns per Company policy: for Ms. Roberts, due to her service on the board of directors of the Company’s Ilim joint venture in Russia at the Company’s request; and for Mr. Amick, due to his prior service overseas as a U.S. expatriate.
(i)	Represents the sum of columns (a) through (h).

Grants of Plan-Based Awards During 2015

The table below shows payout ranges for our NEOs under the 2015 MIP, 2014-2016 PSP for pro-rated awards, and 2015-2017 PSP, described in our CD&A. There were no other plan-based cash or equity awards granted to our NEOs in 2015.

Name	Committee Action Date (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
M. S. Sutton			450,000	1,800,000	3,600,000
		1/1/2015				9,955	79,642	159,284	3,970,153
	12/8/2014	1/1/2015				16,144	129,152	258,304	6,931,588
C. L. Roberts			187,500	750,000	1,500,000
	12/8/2014	1/1/2015				4,613	36,901	73,802	1,980,477
W. M. Amick, Jr.			93,750	375,000	750,000
		1/1/2015				1,643	13,141	26,282	655,079
	12/8/2014	1/1/2015				3,114	24,908	49,816	1,336,812
W. P. Hoel			127,500	510,000	1,020,000
		1/1/2015				673	5,381	10,762	268,243
	12/8/2014	1/1/2015				3,114	24,908	49,816	1,336,812
T. S. Nicholls			160,000	640,000	1,280,000
	12/8/2014	1/1/2015				4,613	36,901	73,802	1,980,477

(1)	The 2015-2017 PSP grant was approved by the Committee for all NEOs (except Mr. Sutton, whose grant was approved by the full Board) at its December 2014 meeting, effective the first business day of the following calendar year.

(2)	Non-equity incentive plan awards are intended to qualify as performance-based compensation under IRC Section 162(m) and are awarded pursuant to the Amended and Restated 2009 Incentive Compensation Plan approved by our shareowners. The maximum individual award under the Section 162(m) plan is capped at $10 million.

(3)	The amounts shown in this column reflect the grant date fair value of the PSP awards computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2015 for such awards (i.e., 100 percent of target), as explained in further detail in the narrative following this table.

Narrative to the Grants of Plan-Based Awards Table

Estimated Possible Payouts under Non-Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2015 MIP. The actual amount paid is shown in the Summary Compensation Table.

The amount shown in the “Threshold” column was the amount that would have been paid under the 2015 MIP if the Company had achieved only the minimum performance level required in only one performance metric: Absolute ROIC or Cash Flow from Operations. Since each metric is evenly weighted at 50 percent, a threshold payout at 50 percent would result in weighted performance achievement of 25 percent (or one-half of 50 percent). Minimum performance in at least one objective is required to fund an MIP award pool.

The amount shown in the “Maximum” column was the possible payout for each NEO based on maximum Company performance achievement of 200 percent.

Estimated Future Payouts under Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2015-2017 PSP (and for Mr. Sutton, Mr. Amick and Mr. Hoel, the threshold, target and maximum payouts under the 2015-2017 PSP and under the 2014-2016 PSP for a pro-rated award granted on January 1, 2015).

The amount shown in the “Threshold” column is the number of shares each NEO would receive if the Company achieved only the minimum performance level in either Relative ROIC or Relative TSR to achieve a payout of 12.5 percent (which represents a 25 percent threshold for either metric, each weighted at 50 percent).

The amount shown in the “Maximum” column is the possible number of shares each NEO would receive based on maximum Company performance of 200 percent.

Grant Date Fair Value of Stock Awards

With the exception of the pro-rated 2014-2016 awards for Messrs. Sutton, Amick and Hoel, the amounts shown in this column reflect the grant date fair value of the awards granted to each NEO under the 2015-2017 PSP computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2015 for such awards (i.e., 100 percent of target). For the ROIC component of the awards, the grant date fair value is based on the closing price of our common stock on the trading day immediately preceding the grant date. Valuing TSR is more complicated because the value must take into account the probable expense of the 2015-2017 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by FASB ASC Topic 718.

The amount ultimately paid to PSP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our PSP participants will vary based on the relative performance of the Company to the other companies in our TSR and ROIC Peer Groups; and (2) the value of the PSP award received by each participant is based on the fair value of the Company’s stock as of the effective date of the award.

Outstanding Equity Awards at December 31, 2015

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2015.

Name	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
M. S. Sutton	302,229	(2)	11,394,033
C. L. Roberts	157,468	(3)	5,936,544
W. M. Amick, Jr.	58,753	(4)	2,214,988
W. P. Hoel	85,034	(5)	3,205,782
T. S. Nicholls	157,468	(3)	5,936,544

(1)	The market value is calculated based on the closing price of our common stock on December 31, 2015, of $37.70.

(2)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2015: (i) 42,237 units awarded under the 2013-2015 PSP, (ii) 115,430 units awarded under the 2014-2016 PSP, (iii) 129,152 units awarded under the 2015-2017 PSP, (iv) 1,154 units for an anti-dilution adjustment related to the xpedx/Unisource business combination, and (v) 14,256 reinvested dividends on those units.

(3)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2015: (i) 48,365 units awarded under the 2013-2015 PSP, (ii) 40,977 units awarded under the 2014-2016 PSP, (iii) 36,901 units awarded under the 2015-2017 PSP, (iv) 1,321 units for an anti-dilution adjustment related to the xpedx/Unisource business combination, (v) 8,863 reinvested dividends on those units, and (vi) 21,041 shares (including reinvested dividends) relating to a restricted stock award that vests on August 1, 2018.

(4)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2015: (i) 9,508 units awarded under the 2013-2015 PSP, (ii) 21,198 units awarded under the 2014-2016 PSP, (iii) 24,908 units awarded under the 2015-2017 PSP, (iv) 261 units for an anti-dilution adjustment related to the xpedx/Unisource business combination, and (v) 2,878 reinvested dividends on those units.

(5)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2015: (i) 26,422 units awarded under the 2013-2015 PSP, (ii) 27,767 units awarded under the 2014-2016 PSP, (iii) 24,908 units awarded under the 2015-2017 PSP, (iv) 723 units for an anti-dilution adjustment related to the xpedx/Unisource business combination, and (v) 5,214 reinvested dividends on those units.

Stock Vested in 2015

The following table shows the value received upon the vesting in 2015 of shares previously awarded under our PSP program as described in our CD&A.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
M. S. Sutton	78,577	4,280,875
C. L. Roberts	89,975	4,901,838
W. M. Amick, Jr.	16,702	909,925
W. P. Hoel	48,852	2,661,457
T. S. Nicholls	89,975	4,901,838

(1)	Amounts shown represent shares of restricted stock and shares acquired in respect of reinvested dividends under the PSP that vested on February 9, 2015.

(2)	Represents the value of the vested shares based on our closing stock price on the date immediately preceding the vesting date of the award: $54.48 for each PSP share.

Pension Benefits in 2015

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan, Pension Restoration Plan, or SERP at December 31, 2014 and December 31, 2015. The change in the present value of the accrued benefit is shown in the “Change in Pension Value” column of the Summary Compensation Table for 2015.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan. The NEOs are also eligible for a benefit that is calculated under the Pension Restoration Plan formula. With the exception of Mr. Amick, all of the NEOs are eligible for a benefit under the SERP formula. We amended the SERP to comply with IRC Section 409A, effective January 1, 2008. As amended, the benefit under SERP Formula A is paid from the SERP, even if the applicable formula that determines the benefit is the formula under the Pension Restoration Plan. As a result of this change, the pension benefits shown below for Mr. Hoel are shown as coming from the SERP rather than the Pension Restoration Plan. This differs from the pension benefits shown for Mr. Sutton, Ms. Roberts and Mr. Nicholls, who became eligible for the SERP after July 1, 2004, and whose benefit is therefore calculated under SERP Formula B. Under Formula B, the portion of the benefit that is earned prior to SERP eligibility is paid under the Pension Restoration Plan, and the portion earned following SERP eligibility is paid from the SERP. Mr. Amick is not eligible for a benefit under the SERP formula because he did not meet the requirements for participation until after December 31, 2011, when the SERP was closed to new participants. No NEO received payments of a retirement benefit in 2015.

Name	Plan Name	Number of Years of Credited Service in 2015 (#)	12/31/2014 Present Value of Accumulated Benefit ($)(1)	12/31/2015 Present Value of Accumulated Benefit ($)(2)
M. S. Sutton	Retirement Plan	31.58	1,260,341	1,330,221
	Pension Restoration Plan	31.58	908,012	913,176
	SERP	31.58	6,323,026	9,134,171
	Total		8,491,379	11,377,568
C. L. Roberts	Retirement Plan	34.50	1,564,003	1,635,168
	Pension Restoration Plan	34.50	854,006	853,134
	SERP	34.50	9,390,614	9,559,319
	Total		11,808,623	12,047,621
W. M. Amick, Jr.	Retirement Plan	25.08	909,152	962,101
	Pension Restoration Plan	25.08	1,301,478	1,590,186
	SERP	25.08	—	—
	Total		2,210,630	2,552,287
W. P. Hoel	Retirement Plan	32.00	1,496,534	1,599,601
	Pension Restoration Plan	32.00	—	—
	SERP	32.00	6,057,699	7,057,305
	Total		7,554,233	8,656,906
T. S. Nicholls	Retirement Plan	24.25	940,649	1,002,788
	Pension Restoration Plan	24.25	584,303	587,626
	SERP	24.25	5,177,713	5,326,268
	Total		6,702,665	6,916,682

(1)	The calculation of the present value of accumulated benefits as of December 31, 2014, assumes a discount rate of 4.10 percent for annuity payments and deferral periods and 1.60 percent for lump sum payments. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.

(2)	The calculation of the present value of accumulated benefits as of December 31, 2015, assumes a discount rate of 4.40 percent for annuity payments and deferral periods and 1.90 percent for lump sum payments. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

Narrative to Pension Benefits Table

Retirement Plan of International Paper Company

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. U.S. employees hired on or after July 1, 2004, are eligible for a Company-paid retirement savings account in our Salaried Savings Plan and Deferred Compensation Savings Plan in lieu of participation in the Retirement Plan. All of our NEOs were hired prior to July 1, 2004, and thus are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

International Paper Company Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our NEOs were hired prior to July 1, 2004, and thus are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan and then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers

Our SERP is an alternative retirement plan available to certain senior executives, including the NEOs (excluding Mr. Amick). The SERP was closed to new participants, effective January 1, 2012. SERP benefits vest once the participant reaches age 55 and has completed five years of service. The normal form of payment is a lump sum. We calculate benefits under the SERP under one of two formulas based on the participant’s date of eligibility for SERP participation. Benefits are payable under the SERP on the later of the participant’s retirement date or the date six months following separation from service. We define “retirement date” as the date the participant reaches the earlier of age 55 with 10 years of service or age 65 with five years of service.

A participant who has announced retirement at least 12 months in advance has the right to lock-in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock-in. Ms. Roberts and Mr. Hoel have locked-in the discount rate under this provision.

•	Participants eligible to participate prior to July 1, 2004 (Formula A):

We calculate benefits under this formula as the greatest of (i) the sum of the benefits under our Retirement Plan and Pension Restoration Plan; (ii) the lesser of 3.25% of eligible compensation, defined below, multiplied by the participant’s years of service or 50% of eligible compensation, with both amounts reduced by a portion of Social Security benefits; or (iii) 25% of eligible compensation. The benefit payable under the SERP is reduced by the benefits payable under the Retirement Plan. In calculating benefits under (ii) and (iii), we include as eligible compensation the sum of (a) the participant’s highest annual base salary during any of the three consecutive calendar years prior to retirement and (b) the participant’s target MIP for the year of retirement. The benefit for Mr. Hoel is calculated under SERP Formula A.

In the event of termination for cause, an executive whose SERP benefit is calculated under Formula A would forfeit the right to receive a lump sum benefit under the SERP, and his or her vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

•	Participants eligible to participate on or after July 1, 2004 (Formula B):

We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity. The benefit for Mr. Sutton, Ms. Roberts and Mr. Nicholls is calculated under SERP Formula B.

Policies with Regard to Granting Additional Years of Service

Our change-in-control agreements described in our CD&A provide three years (for Mr. Amick, two years) of age and service to be added to the calculation of retirement benefits in the event of a qualifying termination of the NEO’s employment following a change in control.

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, are eligible for early retirement under the Retirement Plan, the Pension Restoration Plan and the SERP at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Participants are eligible for an unreduced benefit once they reach age 61 and have completed at least 20 years of service with us.

Mr. Sutton is currently vested in the retirement plans, but he will not be eligible for early retirement (or vested in the SERP benefit) until July 2016.

Ms. Roberts is eligible for early retirement; her benefit would be reduced based on age and years of service.

Mr. Amick is currently vested in the retirement plans, but he will not be eligible for early retirement until 2018.

Mr. Hoel is eligible for early retirement; his benefit would be reduced based on age and years of service.

Mr. Nicholls is currently vested in the retirement plans, but he will not be eligible for early retirement (or vested in the SERP benefit) until July 2016.

Pension Change

In February 2014, the Committee approved changes to the Retirement Plan, the Pension Restoration Plan and the SERP such that credited service and compensation will be capped effective December 31, 2018, for salaried employees, including the NEOs. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions.

Non-Qualified Deferred Compensation in 2015

The following table shows contributions in 2015 by the Company and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2015. The account balance includes amounts deferred by the NEO in December 2015, which were actually credited to his or her account in January 2016.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
M. S. Sutton	80,000	48,000	(37,933)	-	1,505,029
C. L. Roberts	91,048	54,629	(18,734)	-	1,865,507
W. M. Amick, Jr.	84,060	26,899	(218,325)	-	889,816
W. P. Hoel	62,933	37,760	(25,462)	-	2,295,667
T. S. Nicholls	59,167	28,400	(71,770)	-	763,033

(1)	These amounts are included in the “Salary” column of the Summary Compensation Table for 2015 for each NEO.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2015 for each NEO.

(3)	These amounts are not included in the Summary Compensation Table because they are not “preferential or above-market earnings.”

(4)	Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Sutton: $191,203 was included for the periods 2011, 2013 and 2014; Ms. Roberts: $532,097 was included for the period 2008-2014; Mr. Nicholls: $276,407 was included for the period 2010-2014.

Narrative to Non-Qualified Deferred Compensation Table

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation.

For 2015, NEO contribution amounts were as follows: Mr. Sutton contributed 8% of base salary, Ms. Roberts contributed 8% of all eligible cash compensation, Mr. Amick contributed 15% of all eligible cash compensation, Mr. Hoel contributed 8% of all eligible cash compensation, and Mr. Nicholls contributed 10% of base salary. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Funds Available	2015 Fund Returns
Conservative Fund	1.3%
Moderate Fund	0.2%
Aggressive Fund	(0.3)%
Stable Value Fund	1.9%
U.S. Bond Fund	0.8%
High Yield Bond Fund	(2.8)%
Emerging Market Bond Fund	(0.5)%
Large Cap Stock Fund	1.6%
Stock Index Fund	1.3%
Mid Cap Stock Fund	(0.7)%
Small Cap Stock Fund	(4.6)%
International Stock Fund	1.9%
Emerging Market Stock Fund	(14.7)%
Company Stock Fund	(27.1)%

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the “Non-Qualified Deferred Compensation” table above, are based on the individual participant’s investment elections. The earnings (or losses) on the funds available under the DCSP are shown at left.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death or disability. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a subsequent distribution election that meets the requirements under IRC Section 409A. In the event no election has been made, the participant will receive a lump-sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Post-Employment Termination Benefits

Potential Payments Upon Death or Disability

The Company provides to our NEOs the following benefits in the event of death or disability, which are available to all of our U.S. salaried employees. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. Disability benefits we provide are:

•	Long-term disability income benefit equal to 60 percent of base salary plus the employee’s average MIP during the last three calendar years;
•	Continuation of medical and life insurance coverage; and
•	If eligible for the Retirement Plan, continuation of pension benefit accruals.

The Company provides the same benefits to the beneficiary of an SLT member (including a NEO) upon death as are available to our U.S. salaried employees, with two additional benefits:

•

Executive supplemental life insurance, which is described in the CD&A section of this proxy statement (this benefit was closed to new participants effective January 1, 2008, and thus five SLT members (including one NEO) do not have this benefit); and

•	If the SLT member has completed five years of vesting service at the time of death, an amount equal to 50 percent of the SLT member’s SERP benefit is payable to a surviving spouse.

In the event of disability or death, PSP awards are prorated based upon the number of months the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards also become vested upon death or disability.

Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs, assuming that they retired at the end of 2015.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Lump Sum Pension Payment ($)(2)	Accelerated Vesting of Equity ($)(3)
M. S. Sutton	49,522	291,360	340,882	—	3,431,152
C. L. Roberts	102,633	53,548	156,181	10,741,918	1,157,315
W. M. Amick, Jr.	38,914	64,317	103,231	—	642,710
W. P. Hoel	108,225	—	108,225	7,254,002	778,844
T. S. Nicholls	37,333	171,949	209,282	—	1,157,315

(1)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable, as of December 31, 2015, if eligible on that date, and otherwise, at the earliest eligibility age at which benefits could commence. For Ms. Roberts and Mr. Hoel, the amount shown is the benefit payable at December 31, 2015. For the other NEOs, the amount shown is a reduced benefit payable at age 55.
(2)	Lump sum payment calculations are based on the lower of the December 2015 municipal bond rate of 1.83 percent, or the locked-in rate elected by the NEO, if applicable. Additional information regarding the calculation of benefits may be found following the “Pension Benefits” table.
(3)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2015, of the prorated portions of the 2014-2016 PSP and 2015-2017 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2013-2015 PSP award, which has a performance period ending on December 31, 2015, which is not shown here because the vesting is not accelerated.

Potential Payments Upon Involuntary Termination Without Cause

The following table represents standard severance amounts that would be payable to our NEOs in the event of involuntary termination without cause.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Accelerated Vesting of Equity ($)(4)	Value of Continued Benefits ($)(5)	TOTAL Pension Annuity ($)(6)
M. S. Sutton	32	3,444,277	—	3,444,277	3,431,152	126,456	613,588
C. L. Roberts	35	1,932,362	10,741,918	12,674,280	1,157,315	81,456	156,181
W. M. Amick, Jr.	26	950,300	—	950,300	642,710	57,341	103,231
W. P. Hoel	33	1,395,715	7,254,002	8,649,717	778,844	66,456	108,225
T. S. Nicholls	25	1,440,993	—	1,440,993	1,157,315	77,456	376,707

(1)	The amounts shown in this column reflect estimated amounts under the Salaried Employee Severance Plan formula of two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the NEO would be entitled: (i) unused current year vacation pay; (ii) 2016 earned vacation pay; and (iii) MIP award for 2015. We do not gross-up standard severance benefits.
(2)	Amounts shown in this column are the lump sum benefit payable under the SERP. The methodology used to calculate the lump sum benefit can be found in footnote 2 to the “Potential Payments Upon Retirement” table above.
(3)	Amounts shown in this column reflect the sum of the amounts in the previous two columns payable to the NEO upon termination.
(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2015, of the prorated portions of the 2014-2016 PSP and 2015-2017 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2013-2015 PSP award, which has a performance period ending on December 31, 2015, which is not shown here because the vesting is not accelerated.
(5)	Amounts shown in this column reflect the cost of (i) six months of continued dental and Employee Assistance Program coverage and (ii) executive outplacement services. For employees eligible for early retirement, the amounts also include a $3,000 HRA contribution made by the company on behalf of the employee and, if applicable, an additional $3,000 for the spouse of the employee. For employees not eligible for early retirement, the amounts reflect the cost of six months of COBRA premiums for medical coverage.
(6)	Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan, if applicable, as of December 31, 2015, if eligible on that date, and otherwise, at the earliest eligibility age. For Ms. Roberts and Mr. Hoel, the amount shown is the benefit payable at December 31, 2015. Mr. Sutton and Mr. Nicholls would be bridged to early retirement and eligible for an immediate annuity under the terms of the Retirement Plan and Restoration Plan as a participant eligible for severance benefits who is at least age 53 with eight years of service. For Mr. Amick, the amount shown is a reduced benefit payable at age 55.

Potential Payments Upon Termination With Cause

An executive officer who is terminated with cause would not be eligible for severance benefits as described above, other than vacation pay. Further, the executive officer would lose outstanding equity awards under the PSP or other restricted stock grants, and not be eligible for payment of an MIP award.

As a participant in the SERP whose benefit is determined under Formula A, Mr. Hoel would further forfeit the ability to receive a lump sum pension payment, and his vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Name	Years of Credited Service (#)	Unused/ Earned Vacation Pay ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Pension Annuity ($)(4)
M. S. Sutton	32	286,154	-	286,154	340,882
C. L. Roberts	35	178,846	10,741,918	10,920,764	156,181
W. M. Amick, Jr.	26	100,000	-	100,000	103,231
W. P. Hoel	33	143,077	-	143,077	440,661
T. S. Nicholls	25	142,000	-	142,000	209,282

(1)	The amounts shown in this column represent unused 2015 vacation pay and 2016 earned vacation pay.
(2)	The amounts shown in this column represent the lump sum benefit payable under the SERP. Under our SERP, participants whose benefit is calculated under Formula A will forfeit a lump sum payment in the event of termination with cause, and will receive their benefit as an annuity under the Pension Restoration Plan.
(3)	Amounts shown in this column represent the sum of columns (1) and (2) payable to the NEO upon termination.
(4)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable, as of December 31, 2015, if eligible to commence benefits on that date, and otherwise at the earliest retirement eligibility date.

Potential Payments Upon Qualifying Termination After Change in Control

The following table represents amounts that would be payable to our NEOs upon termination of employment without cause (including by the NEO for good reason) within two years following a change in control of the Company on December 31, 2015.

Name	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Benefit ($)(2)	Value of Continued Benefits ($)(3)	TOTAL Cash-Based Award ($)	Accelerated Vesting of Equity ($)(4)	TOTAL Pre-Tax Benefit ($)(5)	Pension Annuity ($)(6)
M. S. Sutton	9,000,000	15,350,926	21,564	24,372,490	9,602,680	33,975,170	83,518
C. L. Roberts	4,400,430	14,448,857	21,564	18,870,851	3,885,287	22,756,138	156,181
W. M. Amick, Jr.	1,750,000	394,763	14,376	2,159,139	1,811,711	3,970,850	103,231
W. P. Hoel	2,811,171	8,855,305	21,564	11,688,040	2,085,149	13,773,189	108,225
T. S. Nicholls	1,980,028	9,534,436	21,564	11,536,028	3,885,287	15,421,315	59,210

(1)	Amounts shown in this column reflect a change in control severance payment of three times (two times for Mr. Amick) the sum of (i) base salary and (ii) target MIP for 2015, which would be paid in the event of termination of employment without cause, including voluntary termination for limited situations that meet the definition of “good reason,” as described below. For Ms. Roberts and Messrs. Hoel and Nicholls, this amount has been reduced to reflect application of the “best net” approach described earlier in this proxy statement.
(2)

For Mr. Hoel, who joined the SERP prior to July 1, 2004, the amount shown represents an enhanced SERP benefit equal to the higher of 50 percent of compensation or the Pension Restoration Plan benefit formula with an additional three years of age and service. For the

NEOs who joined the SERP after July 1, 2004, the amount shown represents the Pension Restoration Plan benefit formula earned after SERP participation with an additional three years of age and service. Mr. Amick is not in the SERP, but his change in control enhancement would be paid as a lump sum.
(3)	Amounts shown in this column reflect the cost of continued medical and dental benefits for three years (two years for Mr. Amick) following termination of employment.
(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2015, of the vesting of (i) outstanding 2014-2016 and 2015-2017 PSP awards, including reinvested dividends, based on actual Company performance (for completed portions of the three-year performance period) or on target performance (for not-yet-completed portions of the three-year performance period) and (ii) outstanding service-based restricted stock awards, if any. In addition, the NEO would receive the 2013-2015 PSP award, which has a performance period ending on December 31, 2015, but is not included in the amount shown because it is not accelerated.
(5)	Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.
(6)	Amounts shown in this column are the annual benefits payable from the Retirement Plan and the Pension Restoration Plan, if applicable, as of December 31, 2015, if eligible on that date, and otherwise, at the earliest eligibility date. For Ms. Roberts and Mr Hoel, the amount shown is the benefit payable at December 31, 2015. For the other NEOs, the amount shown is a reduced benefit payable at age 55. The amount differs from the total pension annuity shown in the “Potential Payments Upon Retirement” table above for Mr. Sutton and Mr. Nicholls, because, in the event of a change in control, their SERP benefits would become vested and payable as a lump sum under the SERP, rather than as an annuity under the Pension Restoration Plan. For Mr. Sutton and Mr. Nicholls, whose benefits are calculated under Formula B, the amount of the Pension Restoration Plan benefit that accrued after becoming a SERP participant would become vested and payable as a lump sum.

Definition of “Change in Control”

A “change in control” is defined in our agreements as any of the following events:

•	Acquisition of 30 percent or more of the Company’s stock;
•

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

•	Merger or similar business combination;
•	Sale of substantially all of the Company’s assets; or
•	Approval by our shareowners of a complete liquidation or dissolution of the Company.

Definition of “Good Reason”

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

•	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;
•	Reduced annual base salary;
•	Elimination of a material compensation plan (including the MIP, PSP or SERP) or a change in the executive’s participation on substantially the same basis;
•

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

•	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;
•	Any other termination without sufficient notice; or
•	Relocation more than 50 miles from place of work.

Ownership of Company Stock

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5 percent of our common stock outstanding as of March 15, 2016, the record date for our 2016 annual meeting.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned (#)	Percentage of Common Stock Outstanding (%)
BlackRock, Inc. (1)	33,343,855	8.11
State Street Corporation (2)	26,666,512	6.49
The Vanguard Group (3)	25,640,104	6.24
Wellington Management Company, LLP (4)	25,424,334	6.18

(1)

The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. We have relied upon information supplied by BlackRock, Inc. in a Schedule 13G furnished to us reporting information as of December 31, 2015. According to the Schedule 13G, BlackRock, Inc. had sole voting power over 29,823,100 shares, shared voting and dispositive power over 34,021 shares, and sole dispositive power over 33,309,834 shares.

(2)	The address of State Street Corporation (“State Street”) is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street in a Schedule 13G furnished to us reporting information as of December 31, 2015. According to the Schedule 13G, State Street had shared voting and dispositive power over 26,666,512 shares. State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third party trusts and employee benefit plans. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. For purposes of the reporting requirements of the Exchange Act, State Street is deemed to be a beneficial owner of such securities; however, State Street expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. We have relied upon information supplied by Vanguard in a Schedule 13G furnished to us reporting information as of December 31, 2015. According to the Schedule 13G, Vanguard had sole voting power over 772,081 shares, shared voting power over 38,400 shares, sole dispositive power over 24,825,264 shares and shared dispositive power over 814,840 shares.

(4)	The address of Wellington Management Company, LLP (“Wellington”) is 280 Congress Street, Boston, MA 02210. We have relied upon information supplied by Wellington in a Schedule 13G furnished to us reporting information as of December 31, 2015. According to the Schedule 13G, Wellington had shared voting power over 8,996,617 shares and shared dispositive power over 25,424,334 shares.

Security Ownership of Management

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and NEOs, and by all of our directors and executive officers as a group, as of March 15, 2016, the record date for our 2016 annual meeting. Share and unit numbers are rounded.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)	Stock Units Owned (#)(2)	Percentage of Class (%)
Non-Employee Directors
David J. Bronczek	57,901	4,932	*
William J. Burns	—	6,826	*
Ahmet C. Dorduncu	13,493	—	*
Ilene S. Gordon	22,157	—	*
Jay L. Johnson	—	15,186	*
Stacey J. Mobley	47,042	—	*
Joan E. Spero	—	33,669	*
John L. Townsend, III	42,614	—	*
William G. Walter	2,857	95,620	*
J. Steven Whisler	1,000	87,245	*
Ray G. Young	2,000	9,039	*

Named Executive Officers
Mark S. Sutton	548,655	2,234	*
Carol L. Roberts	269,819	2,457	*
W. Michael Amick, Jr.	103,088	15,252	*
William P. Hoel	177,768	3,548	*
Timothy S. Nicholls	226,353	4,108	*
All directors and executive officers as a group (22 persons)	2,277,642	337,555	*

*	Indicates less than 1 percent of the class of equity securities.

(1)	Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives, as well as target share payout amounts for outstanding PSP awards.

(2)	Represents stock equivalent units owned by our NEOs under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015, regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (#)
Equity compensation plans approved by security holders	-	-	16,242,634
Equity compensation plans not approved by security holders	-	-	-
Total	-	-	16,242,634

6400 Poplar Avenue

Memphis, Tennessee 38197

Printed on Accent® Opaque 40# Smooth Finish, made by our employees at the Ticonderoga Mill.

INTERNATIONAL PAPER COMPANY

C/O COMPUTERSHARE

P.O. BOX 43004

PROVIDENCE, RI 02940-3004

VOTE BY INTERNET - www.proxyvote.com

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT May 8, 2016, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 4, 2016. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

VOTE BY PHONE 1-800-690-6903

You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT May 8, 2016, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 4, 2016. Have your proxy card in hand when you call and then follow the instructions the “Vote Voice” provides you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 8, 2016. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 4, 2016.

If you or your duly appointed proxy holder are planning to attend the annual meeting of shareowners on May 9, 2016, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone. If you wish to attend the annual meeting and vote the shares in person, please see “How do I attend the annual meeting?” in the proxy statement. Shareholders must bring proof of ownership and valid photo identification in order to be admitted to the meeting.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

The Board of Directors recommends a vote “FOR” each of the nominees listed under Item 1.

Item 1 – Election of Directors (one-year term)	For	Against	Abstain
Nominees:
1a. David J. Bronczek	☐	☐	☐
1b. William J. Burns	☐	☐	☐
1c. Ahmet C. Dorduncu	☐	☐	☐
1d. Ilene S. Gordon	☐	☐	☐
1e. Jay L. Johnson	☐	☐	☐
1f. Stacey J. Mobley	☐	☐	☐
1g. Joan E. Spero	☐	☐	☐
1h. Mark S. Sutton	☐	☐	☐
1i. John L. Townsend, III	☐	☐	☐
1j. William G. Walter	☐	☐	☐
1k. J. Steven Whisler	☐	☐	☐
1l. Ray G. Young	☐	☐	☐
The Board of Directors recommends a vote “FOR” Items 2 & 3.
Item 2 – Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2016	☐	☐	☐
Item 3 – A Non-Binding Resolution to Approve the Compensation of the Company’s Named Executive Officers, as Disclosed Under the Heading “Compensation Discussion & Analysis”	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/voting instruction card will be voted FOR all of the nominees in Item 1, and FOR the Proposals in Items 2 and 3. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please indicate if you plan to attend this meeting.		Yes ☐	No ☐

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX]/Date	Signature(Joint Owners)/Date

INTERNATIONAL PAPER COMPANY

SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREOWNERS – MONDAY, MAY 9, 2016

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS, TO BE HELD ON MAY 9, 2016, AT 11 A.M. CDT AT THE INTERNATIONAL PAPER COMPANY HEADQUARTERS, TOWER IV, LOCATED AT 1740 INTERNATIONAL DRIVE IN MEMPHIS, TENNESSEE, 38119, AND AT ANY ADJOURNMENT THEREOF.

If you are a registered shareowner, by submitting this proxy you are appointing Mark S. Sutton, Carol L. Roberts and Sharon R. Ryan, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 9, 2016, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, and FOR Items 2 and 3. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing the Trustee to vote the shares of common stock in accordance with your voting instructions. The Company has authorized Broadridge as the agent to tabulate the votes under each of the plans. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 4, 2016, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 4, 2016.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Address Changes/Comments:

(If you noted any address changes/comments, please mark the corresponding box on the reverse side.)

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting To Be Held on May 9, 2016:

A Form of Proxy, the Proxy Statement and the Annual Report are Available at http://materials.proxyvote.com/460146